Filed Pursuant to Rule 424(b)(2)

Registration No. 333-97197

€1,250,000,000

4 5/8% Senior Notes, due 2014

This global prospectus supplement and the attached prospectus describe our €1,250,000,000 Bank of America Corporation 4 5/8% Senior Notes, due 2014. We will pay interest on the notes on February 18 of each year with the first interest payment on February 18, 2005. The notes mature on February 18, 2014 and normally are not redeemable prior to maturity.

The notes are unsecured and rank equally with all of our other senior indebtedness from time to time outstanding. The notes are issued in denominations of €1,000.

We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. We do not intend to list the notes on any other securities exchange.

Our notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our notes are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You should consider the information in the “ Risk Factors” section beginning on page S-4.

None of the Securities and Exchange Commission, any state securities commission, or the Luxembourg Stock Exchange has approved or disapproved of these notes or passed upon the adequacy or accuracy of this global prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.272%	€1,240,900,000
Underwriting discount	0.400%	5,000,000

Proceeds (before expenses)	98.872%	€1,235,900,000

We will deliver the notes in book-entry only form through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about February 18, 2004, against payment in immediately available funds in euro. Purchasers will pay accrued interest from February 18, 2004 if settlement occurs after that date.

The underwriters expect to offer the notes for sale primarily outside of the United States. Banc of America Securities Limited, acting through Banc of America Securities LLC, as its U.S. selling agent, and the other underwriters, acting through their U.S. affiliates or other U.S. broker-dealers, also may offer the notes in the United States.

Sole Book-Runner

Banc of America Securities Limited

Banca IMI

Banca Nazionale del Lavoro

Banco Bilbao Vizcaya Argentaria, S.A.

BNP PARIBAS

HVB Corporates & Markets

ING Financial Markets

Nordea

Santander Central Hispano

The Royal Bank of Scotland

Global Prospectus Supplement to Prospectus dated August 20, 2002

February 11, 2004

ABOUT THIS GLOBAL PROSPECTUS SUPPLEMENT

This global prospectus supplement describes the specific terms of the notes and supplements the description of the debt securities included in the attached prospectus. In considering an investment in the notes, you should rely only on the information included or incorporated by reference in this global prospectus supplement and the attached prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If information in this global prospectus supplement is inconsistent with the attached prospectus, the information in this global prospectus supplement supersedes the information in the attached prospectus. The delivery of this global prospectus supplement, at any time, does not imply that there has been no change in our affairs since the date of this global prospectus supplement or that the information in this global prospectus supplement or the attached prospectus is correct as of any time subsequent to that date.

This global prospectus supplement and the attached prospectus do not constitute an offer to sell or the solicitation of an offer to buy the notes in any jurisdiction in which that offer or solicitation is unlawful. The distribution of this global prospectus supplement and the attached prospectus and the offering of the notes in certain jurisdictions may be restricted by law. If you have received this global prospectus supplement and the attached prospectus, you should find out about and observe these restrictions. See “Underwriting.”

This global prospectus supplement and the attached prospectus include information provided in order to comply with the rules governing the listing of the notes on the Luxembourg Stock Exchange. We are responsible for the accuracy of the information contained or incorporated by reference in this global prospectus supplement and the attached prospectus. We confirm, after reasonable inquiry, that to the best of our knowledge and belief, we have not omitted any other fact that would make any statement contained or incorporated by reference in this global prospectus supplement and the attached prospectus misleading in any material respect.

THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS GLOBAL PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS.

References in this global prospectus supplement to “$” and “dollars” are to the currency of the United States of America; references to “€” and “euro” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to Article 109g of the Treaty establishing the European Communities, as amended by the Treaty on European Union, as amended by the Treaty of Amsterdam.

For your convenience, this global prospectus supplement contains translations of euro amounts into U.S. dollars. U.S. dollar amounts have been translated from euro at the rate of €1.00 = $1.2815, the noon buying rate in New York City for cable transfers in euro as announced by the Federal Reserve Bank of New York for customs purposes on February 11, 2004.

Capitalized terms used, but not defined, in this global prospectus supplement are defined in the attached prospectus.

In connection with the offering, Banc of America Securities Limited, or any person acting for it, may effect transactions which stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise. This stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

RISK FACTORS

The notes are not denominated in U.S. dollars—that is, the principal and interest are payable in euro, and not U.S. dollars. Your decision to purchase the notes should be made only after carefully considering the currency risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about the significant terms and conditions of the notes or financial matters in general.

The information in this global prospectus supplement and the attached prospectus is directed primarily to investors who are U.S. residents. Investors who are not U.S. residents should consult their own financial and legal advisors about currency-related risks particular to their investment.

Exchange Rates and Controls May Affect the Notes’ Value or Return

The notes have significant risks that are not associated with a similar investment in a conventional debt security payable solely in U.S. dollars. These risks include possible significant changes in rates of exchange between the U.S. dollar and the euro and the imposition or modification of foreign exchange controls or other conditions by either the United States or non-U.S. governments. These risks generally are influenced by factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies in the global markets.

Changes in Currency Exchange Rates Can Be Volatile and Unpredictable

Rates of exchange between the U.S. dollar and other currencies have been highly volatile. This volatility may continue and could spread to other currencies in the future. Fluctuations in currency exchange rates could affect adversely an investment in these euro-denominated notes. Depreciation of the euro against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the notes, including the principal payable at maturity. That in turn could cause the market value of the notes to fall. Depreciation of the euro against the U.S. dollar could result in a loss to you on a U.S. dollar basis.

Government Policy Can Adversely Affect Currency Exchange Rates and an Investment in the Notes

Currency exchange rates either can float or be fixed by sovereign governments. Governments or governmental bodies, including the European Central Bank, may intervene in their economy to alter the exchange rates or exchange characteristics of their currency. For example, a central bank may intervene to devalue or revalue a currency or to replace an existing currency. In addition, a government may impose regulatory controls or taxes to affect the exchange rate of its currency. As a result, the yield or payout of a euro-denominated note could be affected significantly and unpredictably by governmental actions. Changes in exchange rates could affect the value of the notes as participants in the global currency markets move to buy or sell euro or U.S. dollars in reaction to these developments.

If a governmental authority imposes exchange controls or other conditions, such as taxes on the transfer of the euro, there may be limited availability of euro for payment on the notes at their maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.

We Will Make Payments in U.S. Dollars if We Are Unable to Obtain the Specified Currency

Under the terms of the notes, if at or about the time when a payment on the notes comes due, the euro is subject to convertibility, transferability, market disruption, or other conditions affecting its availability because of circumstances beyond our control, we may make the payment in U.S. dollars instead of euro. These circumstances could include the imposition of exchange controls or our inability to obtain euro because of a disruption in the currency markets for the euro. The exchange rate used to make payment in U.S. dollars may be based on limited information and would involve significant discretion on the part of our exchange agent. As a result, the value of the payment in U.S. dollars may be less than the value of the payment you would have received in euro if euro had been available.

We Will Not Adjust the Notes to Compensate for Changes in Currency Exchange Rates

Except as described above, we will not make any adjustment in or change to the terms of the notes for changes in the exchange rate for euro, including any devaluation, revaluation, or imposition of exchange, or other regulatory controls or taxes, or for other developments affecting the euro, the U.S. dollar, or any other currency. Consequently, you will bear the risk that your investment may be adversely affected by these types of events.

In a Lawsuit for Payment on a Note, You May Bear Currency Exchange Risk

The notes are governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on the notes denominated in euro would be required to render the judgment in euro. In turn, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, you would bear currency exchange risk until judgment is entered, which could be a long time.

In courts outside of New York, you may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Bank of America Corporation was incorporated in 1998 as part of the merger of BankAmerica Corporation with NationsBank Corporation. Our principal assets are our shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries.

Business Segment Operations

We provide a diversified range of banking and certain nonbanking financial services and products both domestically and internationally through four business segments: (1) Consumer and Commercial Banking, (2) Asset Management, (3) Global Corporate and Investment Banking, and (4) Equity Investments. Certain operating segments have been aggregated into a single business segment.

•	Consumer and Commercial Banking

Consumer and Commercial Banking provides a wide range of products and services to individuals, small businesses, and middle market companies through multiple delivery channels. The major components of Consumer and Commercial Banking are Banking Regions, Consumer Products, and Commercial Banking. In the first quarter of 2002, certain commercial lending businesses in the process of liquidation were transferred from Consumer and Commercial Banking to Corporate Other, and in the third quarter of 2001, certain finance businesses in the process of liquidation (subprime real estate, auto leasing, and manufactured housing) were transferred from Consumer and Commercial Banking to Corporate Other.

•	Banking Regions

Banking Regions serves consumer households and small businesses in 21 states and the District of Columbia through our network of over 4,200 banking centers, over 13,000 ATMs, telephone, and Internet channels on www.bankofamerica.com. Banking Regions provides a wide range of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, debit card products, and credit products such as home equity, mortgage, and personal auto loans. Banking Regions also provides treasury management, credit services, community investment, check card, e-commerce, and brokerage services to nearly two million small business relationships across the franchise. Banking Regions also includes Premier Banking, which provides high-touch banking and investment solutions to affluent clients with balances up to $3 million.

•	Consumer Products

Consumer Products provides specialized services such as the origination, fulfillment, and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via the telephone and the Internet, student lending, and certain insurance services. Consumer Products also provides retail finance and floorplan programs to marine, RV, and auto dealerships.

•	Commercial Banking

Commercial Banking provides commercial lending and treasury management services primarily to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct. Commercial Banking also includes the Real Estate Banking Group, which provides project financing and treasury management to private developers, homebuilders, and commercial real estate firms across the United States. Commercial Banking also provides lending and investing services to develop low- and moderate- income communities.

•	Asset Management

Asset Management includes the Private Bank, Banc of America Investments, and Banc of America Capital Management. The Private Bank’s goal is to assist individuals and families in building and preserving their wealth by providing investment, fiduciary, and comprehensive credit and banking expertise to high-net-worth clients. Banc of America Investments provides investment, securities, and financial planning services and includes both the full-service network of investment advisors and an extensive on-line investor service. Banc of America Capital Management is an asset management organization serving the needs of institutional clients, high-net-worth individuals, and retail customers. Banc of America Capital Management manages money and distribution channels, provides investment solutions, offers institutional separate accounts and wrap programs, and provides advice to clients through asset allocation expertise and software.

•	Global Corporate and Investment Banking

Global Corporate and Investment Banking provides a broad range of financial services such as investment banking, capital markets, trade finance, treasury management, lending, leasing, and financial advisory services to domestic and international corporations, financial institutions, and government entities. Clients are supported through offices in 30 countries in four distinct geographic regions: United States and Canada; Asia; Europe, Middle East, and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory services, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, structured finance, and trade services.

Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Banking, Global Credit Products, and Global Treasury Services.

•	Global Investment Banking

Global Investment Banking includes our investment banking activities and risk management products. Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities as well as provides correspondent clearing services for other securities broker/dealers and prime-brokerage services. Debt and equity securities research, loan syndications, merger and acquisition advisory services, and private placements are also provided through Global Investment Banking.

In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income, and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities and is a primary dealer in the United States as well as in several international locations.

•	Global Credit Products

Global Credit Products provides credit and lending services for clients with our corporate industry-focused portfolio, which includes leasing. Global Credit Products is also responsible for actively managing loan and counterparty risk in our portfolios using available risk mitigation techniques, including credit default swaps.

•	Global Treasury Services

Global Treasury Services provides the technology, strategies, and integrated solutions to help financial institutions, government agencies, and our corporate clients manage their operations and cash flows on a local, regional, national, and global level.

•	Equity Investments

Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in privately held and publicly traded companies at all stages, from start-up to buyout. Investments are made on both a direct and indirect basis in the United States and overseas. Direct investing activity focuses on advising portfolio companies on strategic directions and providing access to our global resources. Indirect investments represent passive limited partnership commitments to funds managed by experienced third party private equity investors who act as general partners. Equity Investments also includes our strategic alliances and investment portfolio.

•	Corporate Other

Corporate Other consists primarily of certain amounts associated with managing our balance sheet, certain consumer finance and commercial lending businesses being liquidated, and certain residential mortgages originated by the mortgage group or otherwise acquired and held for asset/liability management purposes.

Acquisitions and Sales

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries, or lines of businesses. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

RECENT DEVELOPMENTS

Recent Financial Information

On January 15, 2004, we reported earnings for the year ended December 31, 2003. The press release containing that unaudited financial information was filed with the SEC in our current report on Form 8-K dated January 15, 2004, and is incorporated by reference into this global prospectus supplement.

Merger Agreement with FleetBoston Financial Corporation

On October 27, 2003, we announced that we entered into an Agreement and Plan of Merger with FleetBoston Financial Corporation, or “FleetBoston”, providing for the merger of FleetBoston with and into us. Subject to customary closing conditions, including regulatory and shareholder approvals, the merger is expected to close in the second quarter of 2004.

RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2002, and for the nine months ended September 30, 2003, are as follows:

	Year Ended December 31,					Nine Months Ended September 30, 2003
	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	1.8	2.2	1.8	2.1	3.1	3.8
Including interest on deposits	1.4	1.6	1.5	1.6	2.1	2.5

CAPITALIZATION

The following table sets forth our actual capitalization as of September 30, 2003, and our capitalization as adjusted for (1) the issuance of the notes and (2) the issuance and the maturity of certain of our other debt securities during the period beginning October 1, 2003 through the date of this global prospectus supplement. Since September 30, 2003, the date of our latest interim financial statements incorporated into this global prospectus supplement by reference, there has been no material adverse change in our financial position.

	Actual	As Adjusted
	(Amounts in millions)
LONG-TERM DEBT:
Senior debt (1)
Bank of America Corporation	$30,352	$38,013
4 5/8% Senior Notes, due 2014 (2)	—	1,590
Subsidiaries (3)	11,564	14,099

Total senior debt	$41,916	$53,702

Subordinated debt
Bank of America Corporation	18,009	19,074
Subsidiaries (3)	308	308

Total subordinated debt	$18,317	$19,382

Junior subordinated debt
Bank of America Corporation	5,456	5,472
Subsidiaries (3)	773	773

Total junior subordinated debt	$6,229	$6,245

Total long-term debt	$66,462	$79,329

SHAREHOLDERS’ EQUITY (4):
Preferred stock, $0.01 par value; authorized — 100,000,000 shares; issued and outstanding —1,281,600 shares	55	55
Common stock, $0.01 par value; authorized — 5,000,000,000 shares; issued and outstanding —1,489,437,206	15	15
Retained earnings	52,320	52,320
Accumulated other comprehensive income	(1,776)	(1,776)
Other	(169)	(169)

Total shareholders’ equity	$50,445	$50,445

	$116,907	$129,774

(1)	On February 6, 2004, we entered into an underwriting agreement to sell our $1,500,000,000 Floating Rate Callable Senior Notes, due 2007, with a closing scheduled February 17, 2004. Our obligations under those notes are not included in this table.

(2)	For convenience, a conversion ratio of €1.00= $1.2815, the noon buying rate in New York City for cable transfers in euro as announced by the Federal Reserve Bank of New York for customs purposes on February 11, 2004, has been used throughout this global prospectus supplement.

(3)	These obligations are direct obligations of our subsidiaries and, as such, constitute claims against those subsidiaries prior to our equity interest in the subsidiaries.

(4)	At September 30, 2003, under our stock repurchase program authorized by our Board of Directors on January 22, 2003, the remaining buyback authority for our common stock totaled $8.6 billion, or 80 million shares.

As of September 30, 2003, there was approximately $286 million of Bank of America Corporation commercial paper and other short term notes payable outstanding.

SELECTED FINANCIAL DATA

The following selected financial data as of December 31, 2001 and 2002 and for the three years ended December 31, 2002 are derived from our financial statements, which were audited by PricewaterhouseCoopers LLP, independent accountants. The financial data as of September 30, 2002 and 2003 and for the nine months ended September 30, 2002 and 2003 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting only of normal recurring accruals, that we consider necessary for a fair statement of our financial position and the results of our operations as of such dates and for such periods. Results for the nine months ended September 30, 2003 are not necessarily indicative of the results that might be expected for any other interim period or for the year as a whole. Certain prior period amounts have been reclassified to conform to current year classifications, including as set forth in footnote (1) below.

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(Amounts in millions except per share and share information)

Income statement:
Interest income	$43,165	$38,293	$32,161	$24,040	$23,575
Interest expense	24,816	18,003	11,238	8,491	7,697
Net interest income	18,349	20,290	20,923	15,549	15,878
Noninterest income	14,582	14,348	13,571	10,141	12,379
Total revenue	32,931	34,638	34,494	25,690	28,257
Provision for credit losses	2,535	4,287	3,697	2,532	2,256
Gains on sales of securities	25	475	630	326	802
Noninterest expense	18,633	20,709	18,436	13,604	14,845
Income before income taxes	11,788	10,117	12,991	9,880	11,958
Income tax expense	4,271	3,325	3,742	3,245	3,874
Net income	7,517	6,792	9,249	6,635	8,084
Net income available to common shareholders	7,511	6,787	9,244	6,631	8,081
Average common shares issued and outstanding (in thousands)	1,646,398	1,594,957	1,520,042	1,526,946	1,494,369

Per common share data:
Earnings	$4.56	$4.26	$6.08	$4.34	$5.41
Diluted earnings	4.52	4.18	5.91	4.22	5.31
Cash dividends paid	2.06	2.28	2.44	1.80	2.08

	December 31,		September 30,
	2001	2002	2002	2003
	(Amounts in millions except ratios and percentages)
Balance sheet (period-end):
Total loans and leases	$329,153	$342,755	$341,091	$373,098
Total assets (1)	622,361	660,951	660,470	737,546
Total deposits	373,495	386,458	377,415	408,510
Long-term debt	62,496	61,145	59,954	66,462
Trust preferred securities	5,530	6,031	6,031	—
Total shareholders’ equity	48,520	50,319	48,239	50,445
Allowance for loans and leases as a percentage of total loans and leases (1)	1.91%	1.85%	1.88%	1.68%
Total equity to total assets (1)	7.79	7.61	7.29	6.84
Capital ratios (period-end):
Risk-based capital
Tier 1 capital	8.30	8.22	8.13	8.25
Total capital	12.67	12.43	12.38	12.17
Leverage ratio (1)	6.55	6.29	6.35	5.95

(1)	Prior period balances have been adjusted for the reclassification of the reserve for unfunded lending commitments from the Allowance for credit losses to Other liabilities. The amounts reclassified were $493 million and $597 million at December 31, 2002 and 2001, respectively, and $458 and $462 million at September 30, 2003 and 2002, respectively.

DESCRIPTION OF THE NOTES

General

You should read the following description of the 4 5/8% Senior Notes, due 2014 along with the “Description of Debt Securities” in the attached prospectus. The notes are our direct unsecured obligations. We will issue €1,250,000,000 of the notes in denominations of €1,000 as a single series of senior debt securities under the Senior Indenture.

The Senior Indenture allows us to “re-open” or later increase the total principal amount of this series of notes without notice to, or consent of, the existing noteholders by selling additional notes. We do not plan to inform existing noteholders if we re-open this series of notes. If, at the time of a re-opening, this series of notes is listed on the Luxembourg Stock Exchange, then at the time of that re-opening, we will submit an application to list the additional notes to the Luxembourg Stock Exchange in accordance with its rules.

The notes will begin to accrue interest on February 18, 2004, at 4 5/8% annually, payable in arrears. Interest will be payable on February 18 of each year, commencing February 18, 2005, to holders of record of the notes on the previous January 31, which is the designated record date.

Interest is payable on the outstanding principal amount of notes from (and including) the issue date or last interest payment date, to (but excluding) the interest payment date or maturity date. If the maturity date or an interest payment date for the notes falls on a day that is not a Business Day, the applicable payment will be made on the next Business Day as if it were the date that payment was due, and no interest will accrue from and after the original payment date. The term “Business Day” means any weekday that (1) is not a legal holiday in New York, New York, Charlotte, North Carolina, or Luxembourg, (2) is not a day on which banking institutions in those cities are authorized or required by law or regulation to be closed, and (3) is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System or any successor system is open for business. Initially, we will make principal and interest payments at the office of The Bank of New York, as trustee, 48th Floor, One Canada Square, London, E14 5AL. The Bank of New York is the authenticating and paying agent, registrar, and transfer agent for the notes. We will calculate interest payments on the notes utilizing a day count fraction of the actual number of days in the interest period divided by 365 or 366, as applicable.

Payments of interest and principal on the notes normally will be made in euro. However, if the euro is not available to us due to circumstances beyond our control (such as the imposition of exchange controls or a disruption in the currency markets), we are entitled to satisfy our obligation to make the payment in euro by making the payment in U.S. dollars instead, using an exchange rate determined by the exchange rate agent in its sole discretion.

The notes will mature on February 18, 2014 and are not redeemable prior to maturity except as described under “Redemption for Tax Reasons.” At maturity, the notes will be payable at 100% of their face amount. We may at any time purchase notes at any price or prices in the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell, or surrender the notes to the trustee for cancellation. The notes are not subject to any sinking fund. The Senior Indenture does not limit the amount of senior indebtedness or other obligations that we may issue.

Payment of Additional Amounts

Subject to the exemptions and limitations set forth below, we will pay additional amounts to the beneficial owner of any note that is a non-United States person to ensure that every net payment on such note will not be less, due to the payment of United States withholding tax, than the amount then otherwise due and payable. For this purpose, a “net payment” on a note means a payment by us or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge of the United States. These additional amounts will constitute additional interest on the note.

We will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note:

•	having a relationship with the United States as a citizen, resident, or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past;

•	having or having had a permanent establishment in the United States; or

•	having or having had a qualified business unit which has the U.S. dollar as its functional currency.

(3)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note being or having been a:

•	personal holding company;

•	foreign personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid U.S. federal income tax.

(4)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.

(5)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld solely by reason of the beneficial owner of the note being a bank extending credit pursuant to a loan agreement entered into in the ordinary course of business.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder, or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation, or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(6)	Additional amounts will not be payable to any beneficial owner of a note that is:

•	a fiduciary;

•	a partnership;

•	a limited liability company;

•	another fiscally transparent entity; or

•	not the sole beneficial owner of the note, or any portion of the note.

However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company, or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, partner, beneficial owner, or member received directly its beneficial or distributive share of the payment.

(7)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner of the note or any other person to comply with applicable certification, identification, documentation, or other information reporting requirements. This exception to the obligation to pay additional amounts will apply only if compliance with such reporting requirements is required as a precondition to exemption from such tax, assessment, or other governmental charge by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party.

(8)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a note by us or any paying agent.

(9)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a note for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(11)	Additional amounts will not be payable if a payment on a note is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, or other governmental charge.

(12)	Additional amounts will not be payable if a payment on a note is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

(13)	Additional amounts will not be payable if a payment on a note is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided under “Payment of Additional Amounts” and under “Redemption for Tax Reasons,” we will not be required to make any payment of any tax, assessment, or other governmental charge imposed by any government, political subdivision, or taxing authority of such government.

As used in this global prospectus supplement, “United States person” means:

•	any individual who is a citizen or resident of the United States;

•	any corporation, partnership, or other entity created or organized in or under the laws of the United States;

•	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

•	any trust if a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction.

Redemption for Tax Reasons

We may redeem the notes in whole, but not in part, at any time after giving not less than 30 nor more than 60 calendar days’ notice to the trustee and the holders of the notes, if we have or will become obligated to pay additional amounts as a result of any change in, or amendment to, the laws or regulations of the United States or any political subdivision or any authority of the United States having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this global prospectus supplement.

Before we publish any notice of redemption we will deliver to the trustee a certificate signed by our Chief Financial Officer or a Senior Vice President stating that we are entitled to redeem the notes and that the conditions precedent to redemption have occurred.

We will redeem any notes at 100% of their principal amount together with interest accrued up to (but excluding) the redemption date.

Defeasance and Covenant Defeasance

In general, we expect the following provisions for full defeasance and covenant defeasance described below to apply to the notes if certain conditions are satisfied.

Full Defeasance. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the notes. This is called full defeasance. For us to do so, each of the following must occur:

•	We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, and any other payments on the notes on their due dates;

•	There must be a change in current United States federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves. Under current United States federal tax law, the deposit and our legal release from your note would be treated as though we took back your note and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your note; and

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law treatment described above.

If we ever fully defeased your note, you would have to rely solely on the trust deposit for payments on your note. You would not be able to look to us for payment in the event of any shortfall.

Covenant Defeasance. Under current United States federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants relating to your note. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance for the notes, we must do both of the following:

•	We must deposit in trust for the benefit of the holders of the notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, and any other payments on the notes on their due dates; and

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current United States federal income tax law we may make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit and just repaid the notes ourselves.

If we accomplish covenant defeasance on your note, you can still look to us for repayment of your note in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your note became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

REGISTRATION AND SETTLEMENT

Book-Entry System

The notes are issued in book-entry only form. This means that we will not issue actual notes or certificates to each holder, except in limited circumstances. Instead, the notes will be in the form of a global security held in the name of Euroclear or Clearstream, Luxembourg or its nominee. In order to own a beneficial interest in a note, you must be an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. The initial common depositary for Euroclear and Clearstream, Luxembourg will be The Bank of New York, and The Depository Trust Company will not be the depositary for the notes. We have applied to list the notes on the Luxembourg Stock Exchange. If the notes are so listed, we will maintain an intermediary agent in Luxembourg to act as intermediary between you and us. The initial intermediary agent is The Bank of New York (Luxembourg) S.A.

No service charge will be made for any registration of transfer or exchange of notes issued in certificated form, but we may require payment of a sum sufficient to cover any related tax, assessment, or other governmental charge. If the notes are listed on the Luxembourg Stock Exchange and are subsequently issued in certificated form, we will appoint a paying and transfer agent in Luxembourg and publish its name in a leading Luxembourg newspaper. Any notes in certificated form may be presented for payment and transfer at the paying and transfer agent’s office while they are outstanding. In addition, upon redemption of the notes, any notes in certificated form and listed on the Luxembourg Stock Exchange may be presented for payment at the offices of the Luxembourg paying and transfer agent for up to two years after the redemption date.

Same Day Settlement and Payment

We will settle the notes in immediately available funds. As long as the notes are represented by global securities, we will make all principal and interest payments in immediately available funds.

The distribution of the notes will be cleared through Euroclear and Clearstream, Luxembourg. Any secondary market trading of book-entry interests in the notes will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro.

Euroclear and Clearstream, Luxembourg have established electronic securities and payment transfer, processing, depositary, and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held, and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Euroclear and Clearstream, Luxembourg will govern payments, transfers, exchanges, and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Euroclear or Clearstream, Luxembourg or any of their direct or indirect participants. We also do not supervise these systems in any way.

Euroclear and Clearstream, Luxembourg and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as described in the attached prospectus, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee under the Senior Indenture. Accordingly, each person owning a beneficial interest in the notes must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Payment in U.S. Dollars

If euro are unavailable for a payment on the notes due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in euro by making the payment in U.S. dollars instead, on the basis of the exchange rate determined by Banc of America Securities Limited, as exchange rate agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the notes without your consent and without notifying you of the change.

Payment of Principal and Interest

Principal of (and premium, if any) and interest on notes in book-entry form are paid in accordance with the arrangements then in place between the paying agent and Euroclear or Clearstream, Luxembourg or a nominee, as holder. Interest on notes in certificated form generally is paid by check mailed to the holders of the notes on the applicable record date at the address appearing on the security register. Interest is payable on the outstanding principal amount of the notes from (and including) the issue date or last interest payment date, to (but excluding) the interest payment date or maturity date. Principal (and premium, if any) and interest payable at the maturity date of a note in certificated form are paid by wire transfer of immediately available funds upon surrender of the note at the corporate trust office of the trustee or paying agent.

Notices

Any notices required to be delivered to the holders of the notes will be given to Euroclear and Clearstream, Luxembourg for communication to their participants. In addition, if the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

If notes are issued in certificated form, notices to holders of the notes also will be given by mail to the addresses of the holders as they appear on the security register. However, until any notes are issued in certificated form, notice by publication in a newspaper may be given to Euroclear and Clearstream, Luxembourg for communication to their participants. However, if the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, in addition to any other newspaper publication, the notice also will be published in a leading daily Luxembourg newspaper, which is expected to be the Luxemburger Wort.

Any notice published in the Luxemburger Wort or any other leading Luxembourg newspaper shall be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication. Any notice to Euroclear and Clearstream, Luxembourg shall be deemed to have been delivered to their participants on the seventh day after the day on which the notice was given to Euroclear and Clearstream, Luxembourg. If approved for listing, as long as the notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg paying and transfer agent or intermediary agent will be published in the Luxemburger Wort or any other leading Luxembourg newspaper.

Paying Agent, Security Registrar, and Transfer Agent

Until the notes are paid, we will maintain a paying agent, security registrar, and transfer agent for the notes. Initially, The Bank of New York will serve in each of those capacities. We will appoint and maintain a Luxembourg paying and transfer agent so long as the notes are represented by notes in certificated form and are listed on the Luxembourg Stock Exchange. While the notes are global securities, The Bank of New York (Luxembourg) S.A. is our intermediary agent in Luxembourg.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of some of the United States federal income tax consequences of the purchase, ownership, and disposition of the notes is based upon laws, regulations, rulings, and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, including financial institutions, insurance companies, regulated investment companies, tax-exempt entities, dealers in securities or currencies, persons holding notes in a tax-deferred or tax-advantaged account, persons holding notes as a hedge against currency risks or as a position in a “straddle” or as part of a “conversion” transaction for tax purposes, or persons who are required to mark-to-market for tax purposes. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership, and disposition of the notes arising under the laws of any other taxing jurisdiction.

As used in this global prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

(1) a citizen or resident of the United States;

(2) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations);

(3) an estate whose income is subject to United States federal income tax regardless of its source; or

(4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. To the extent provided in regulations, some types of trusts in existence on August 20, 1996 and treated as United States persons prior to that date which elect to continue to be so treated will also be considered U.S. Holders.

As used in this section, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.

We have assumed for purposes of the discussion below that the functional currency of a U.S. Holder is the U.S. dollar. As used in this section, “Foreign Currency” means a currency other than U.S. dollars.

U.S. Holders

Payments of Interest

Cash Method. If you are a U.S. Holder who uses the cash method of accounting for United States federal income tax purposes, when you receive a payment of interest on a note (other than original issue discount or market discount), you will be required to include in income the U.S. dollar value of the Foreign Currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time. This U.S. dollar value will be your tax basis in the Foreign Currency.

Accrual Method. If you are a U.S. Holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, you will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount) that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. The U.S. dollar value of that accrued income will be determined by translating that income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. You may elect, however, to translate the accrued interest income using the rate of exchange on the last day of the accrual period or, for an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, you may translate the interest using the rate of exchange on the date of receipt. This election will apply to all other debt obligations held by you and may not be changed without the consent of the IRS. You should consult a tax advisor before making this election.

In addition to the interest income described above, because the notes are denominated and interest will be paid in a Foreign Currency, you will be required to recognize currency gain or loss. This gain or loss will be treated as ordinary income or loss. The currency gain or loss will be recognized on the date interest is received or the notes are disposed of and will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date the payment is received) in respect of the related accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined above).

De Minimis Original Issue Discount

References in this discussion to original issue discount do not include discount which is de minimis under the Internal Revenue Code (the “Code”), i.e., less than  1/4 of 1% of the stated redemption price at maturity multiplied by the number of complete years to maturity. This discount generally is treated as gain recognized upon receipt of the payment of principal. Eligible holders may elect to include this discount in gross income as it accrues.

Purchase, Sale, and Retirement of Notes

If you purchase a note with previously owned Foreign Currency, you will recognize currency gain or loss (which will be treated as ordinary income or loss) in an amount equal to the difference, if any, between your tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the note, determined on the date of purchase.

Upon the sale, exchange, or retirement of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and your adjusted tax basis in the note. This gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount you did not previously include in income and the amount of any currency gain or loss as described below) and will be long-term capital gain or loss if at the time of sale, exchange, or retirement you have held the note for more than one year. To the extent the amount realized represents accrued but unpaid interest (including original issue discount), however, these amounts must be taken into account as interest income, with currency gain or loss computed as described in “U.S. Holders—Payments of Interest” above. If you receive Foreign Currency on such a sale, exchange, or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the note is disposed of (or deemed disposed of as a result of a material change in the terms of the note). If, however, a note is traded on an established securities market and you are a cash basis taxpayer (or an accrual basis taxpayer that has made an appropriate election), the U.S. dollar value of the amount realized will be determined by translating the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale. Your adjusted tax basis in a note will equal the amount you paid for the note, increased by the amounts of any market discount or original issue discount you previously included in income with respect to such note and reduced by any amortized acquisition or other premium and any principal payments you received in respect of the note. For purposes of the previous sentence, the amount of any payment in or adjustments measured by Foreign Currency will be equal to the U.S. dollar value of that Foreign Currency on the date of the purchase or adjustment.

Gain or loss realized upon the sale, exchange, or retirement of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the note, determined on the date the payment is received or the note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the note, determined on the date you acquired the note. This Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss you realized on the sale, exchange, or retirement of the note.

Premium

If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Because the notes are denominated in a Foreign Currency, you should calculate the amortization of the premium in the Foreign Currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Currency gain or loss will be realized with respect to amortized premium based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date you acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

If you purchase a note at a price that is lower than the note’s remaining redemption amount (or in the case of an original issue discount note, the note’s adjusted issue price) by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a note denominated in a Foreign Currency in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note. No part of this accrued market discount will be treated as currency gain or loss.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS. Any accrued market discount on a note denominated in a Foreign Currency that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion of the accrual period within the holder’s taxable year). Currency gain or loss with respect to accrued market discount currently includable in income is determined in the manner described above in “U.S. Holders—Payments of Interest —Accrual Method” with respect to the computation of currency gain or loss on accrued interest.

Exchange of Foreign Currencies

You will have a tax basis in any Foreign Currency received as interest or on the sale, exchange, or retirement of a note equal to the U.S. dollar value of such Foreign Currency, determined at the time the interest is received or at the time of the sale, exchange, or retirement. Any gain or loss that you realize on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

Backup Withholding and Reporting

In general, payments of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note will be subject to reporting and possibly to backup withholding. Reporting means that the payment is required to be reported to you and the IRS. Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2010.

Generally, payments of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note will be subject to backup withholding unless you are an exempt recipient, such as a corporation, and you supply us (or any paying agent) with a taxpayer identification number and certify that the taxpayer identification number is correct or you otherwise establish an exemption. In addition, backup withholding will be imposed on any payment of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note if you have been informed by the U.S. Secretary of the Treasury that you have not reported all dividend and interest income required to be shown on your United States federal income tax return or you fail to certify that you have not underreported your interest and dividend income.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker, custodian, nominee, or other foreign agent acting on your behalf generally will not be subject to reporting or backup withholding. If, however, such nominee, custodian, agent, or broker is, for United States federal income tax purposes, (1) a United States person, (2) the government of the United States or the government of any State or political subdivision of any State (or any agency or instrumentality of any of these governmental units), (3) a controlled foreign corporation, (4) a foreign partnership that is either engaged in a U.S. trade or business or whose U.S. partners in the aggregate hold more than 50% of the income or capital interests in the partnership, (5) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (6) a U.S. branch of a foreign bank or insurance company, these payments will be subject to reporting, unless you otherwise establish an exemption from reporting.

Payments by the United States office of a broker of proceeds from the sale of a note will be subject to both backup withholding and reporting unless you (1) provide the payor with a taxpayer identification number, or (2) otherwise establish an exemption.

If you are a U.S. Holder and you do not provide the payor with your correct taxpayer identification number, you may be subject to penalties imposed by the IRS.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided certain required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose that participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of a reportable transaction are required to maintain records, including the lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Although we do not believe that the issuance of the notes constitutes a “reportable transaction” as defined in the regulations, whether an investment in the notes constitutes a “reportable transaction” for any investor depends on that investor’s particular circumstances. The regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The regulations specifically provide that a loss resulting from a “section 988 transaction” will constitute a section 165 loss. In general, a note will be subject to the rules governing foreign currency exchange gain or loss. Therefore, losses realized with respect to a note may constitute a section 988 transaction, and a holder of notes that recognizes exchange loss in an amount that exceeds the loss threshold amount applicable to that holder may be required to file Form 8886. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have with respect to their investment in the notes and should be aware that, should we, or other participants in the transaction, determine that the investor list maintenance requirement applies to this transaction, we or they would comply with this requirement.

Non-U.S. Holders

Income Tax Withholding

Under current United States federal income tax law, and subject to the discussion below concerning backup withholding, if you are a non-U.S. Holder, payments of principal, premium (if any), or interest (including original issue discount, if any) on a note that you own will not be subject to withholding of United States federal income tax provided that:

•  You do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•  You are not a controlled foreign corporation that is related to us through stock ownership;

•  You are not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•  Either (1) you provide us (or the paying agent) with a statement which sets forth your name and address, and certify, under penalties of perjury, that you are the beneficial owner of the notes and that you are not a United States person, citizen, or resident (which certification may be made on an IRS Form W-8BEN (or successor form)), or (2) a partnership holding the note or a financial institution holding the note on your behalf furnishes us (or the paying agent) with a copy of such statement and certifies, under penalties of perjury (which certification may be made on an IRS Form W-8IMY (or successor form)), that it has or will provide us (or the paying agent) with a withholding statement.

Payments that do not meet the requirements set forth above, and which are therefore subject to withholding of United States federal income tax, may nevertheless be exempt from withholding if you provide us with either (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from withholding under the benefit of a tax treaty, or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding because it is effectively connected with your conduct of a trade or business in the United States. However, any payments received on a note that is effectively connected with your conduct of a trade or business in the United States will be subject to tax in the manner described above with respect to U.S. Holders and, if you are a corporation, under some circumstances, may be subject to an additional “branch profits tax” at a 30% rate (or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate). To claim benefits under an income tax treaty, you must obtain a taxpayer identification number and certify as to your eligibility under the appropriate treaty’s provisions relating to limitations on benefits.

You will not be subject to United States federal income tax on any gain realized on the sale, exchange, or retirement of a note if (1) the gain is not effectively connected with a U.S. trade or business, and (2) if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

Backup Withholding and Reporting

Payments of principal, premium (if any), and interest (including original issue discount, if any) with respect to a note and proceeds from the sale of a note will not be subject to backup withholding so long as you have certified to us (or the paying agent) that you are not a United States person (in the manner described above in “Non-U.S. Holders—Income Tax Withholding”) and we (or the paying agent) do not have actual knowledge that your certification is false (or you otherwise establish an exemption). However, if you do not certify that you are not a United States person or we have actual knowledge that your certification is false (and you have not otherwise established an exemption), you will be subject to backup withholding and reporting in the manner described above in “U.S. Holders—Backup Withholding and Reporting.”

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension plan or other employee benefit plan (including a governmental plan, an individual retirement account, or a Keogh plan) subject to the Employee Retirement Income Security Act of 1974 (commonly referred as “ERISA”) should consider fiduciary standards under ERISA in the context of the particular circumstances of that plan before authorizing an investment in the notes. A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the plan.

In addition, ERISA and the Internal Revenue Code, or the “Code,” prohibit a number of transactions (referred to as “prohibited transactions”) involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to Section 4975 of the Code (referred to as an “ERISA plan”), on the one hand, and persons who have specified relationships with the plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code), on the other. If we (or an affiliate) are considered a party in interest or a disqualified person for an ERISA plan, then the investment in notes by that ERISA plan may give rise to a prohibited transaction unless the notes are acquired under an exemption for transactions effected on behalf of that plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective trusts, or under another available exemption. There are several ways by which we or our affiliates may be considered a party in interest or a disqualified person for an ERISA plan. For example, if we provide banking or financial advisory services to an ERISA plan, or act as a trustee or in a similar fiduciary role for ERISA plan assets, we may be considered a party in interest or a disqualified person with respect to that ERISA plan.

If an ERISA plan engages in a prohibited transaction, the transaction may require “correction” and may cause the ERISA plan fiduciary to incur liabilities and the parties in interest or disqualified persons to be subject to excise taxes. Therefore, an ERISA plan should not invest in the notes unless the plan fiduciary or other person acquiring notes on behalf of the ERISA plan determines that neither we nor an affiliate is a party in interest or a disqualified person or, alternatively, that an exemption from the prohibited transaction rules is available. By purchasing and holding the notes, the person making the decision to invest on behalf of an ERISA plan is representing that the purchase and holding of the notes is consistent with the terms of the plan and will not result in a prohibited transaction under ERISA or the Code.

If you are the fiduciary of a pension plan or other ERISA plan, or an insurance company that is providing investment advice or other features to a pension plan or other ERISA plan, and you propose to invest in the notes with the assets of the ERISA plan, you should consult your own legal counsel for further guidance.

EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

On June 3, 2003, the European Union Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive is scheduled to be applied by member states of the European Union (the “EU”) from January 1, 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive, each EU member state will be required to provide to the tax authorities of another EU member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other EU member state. However, Austria, Belgium, and Luxembourg may instead apply a withholding system for a transitional period in relation to these payments, deducting tax at rates rising over time to 35%. The transitional period will begin on the date from which the directive is to be applied by EU member states, and will terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to these payments.

UNDERWRITING

We entered into an underwriting agreement dated February 11, 2004 with the underwriters named below. In the underwriting agreement, we have agreed to sell to each of the underwriters and each of the underwriters have agreed to purchase from us the principal amount of the notes shown opposite its name at the public offering price on the cover page of this global prospectus supplement.

Underwriter	Principal Amount of the Notes
Banc of America Securities Limited	€1,137,500,000
Banca IMI S.p.A.	12,500,000
Banca Nazionale del Lavoro S.p.A.	12,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	12,500,000
Banco Santander Central Hispano, S.A.	12,500,000
Bayerische Hypo- und Vereinsbank AG	12,500,000
BNP Paribas	12,500,000
ING Belgium SA/NV	12,500,000
Nordea Bank Danmark A/S	12,500,000
The Royal Bank of Scotland plc	12,500,000

Total	€1,250,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the notes from us, are several and not joint. Those obligations also are subject to the satisfaction of conditions described in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

We expect to receive €1,235,900,000 (or approximately $1,583,806,000) as proceeds from the sale of notes, before deducting estimated offering expenses of $315,000. The underwriters will purchase the notes at the public offering price, less a selling concession of 0.15% and a management and underwriting commission of 0.25% of the principal amount of the notes. No underwriter, nor any of their affiliates, may offer or sell the notes at a price that is less than 99.272% of the principal amount of those notes, until the specified time notified to such parties by Banc of America Securities Limited. After the notes are released for sale to the public, the offering price and other selling terms may be varied from time to time by the underwriters.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker dealer will not be greater than 8% of the initial gross proceeds from the sale of the notes.

The notes will be offered simultaneously in the United States and outside the United States.

Each of the underwriters, severally and not jointly, has represented and agreed that it has not and will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this global prospectus supplement or the attached prospectus or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

In particular, each underwriter has represented and agreed that:

(1)  it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

(2)  it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of the Financial Services and Markets Act 2000 (the “FSMA”))

received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(3)  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Each underwriter has represented and agreed that it will not offer, sell, transfer, or deliver the notes in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and will not distribute or circulate this global prospectus supplement, the attached prospectus, or any other document in respect of the offering in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors, and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

The notes are a new issue of securities and have no established trading market. We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of Luxembourg Stock Exchange. We have been informed by the underwriters that they intend to purchase and sell the notes in the secondary market from time to time. However, the underwriters are not obligated to do so, and may discontinue making a market for the notes at any time without giving us notice. There is no assurance that there will be a secondary market for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions, and syndicate covering transactions in accordance with Regulation M under the United States Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. The underwriters may enter bids for, and purchase, notes in the open market in order to stabilize the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be. Those activities, if commenced, may be discontinued at any time.

In connection with the offering, Banc of America Securities Limited, or any person acting for it, may effect transactions which stabilize or maintain the market price of the notes at a level above that which might otherwise prevail in the open market. These transactions may be effected in the over-the-counter market or otherwise. This stabilization, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

The offer and sale of any notes by any of our affiliates will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm’s underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer.

We expect that delivery of the notes will be made against payment therefor on or about February 18, 2004, which is the fourth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor in connection with such election.

Banc of America Securities LLC and Banc of America Securities Limited are broker-dealers and our subsidiaries. Following the initial distribution of the notes, our affiliates, including Banc of America Securities LLC and Banc of America Securities Limited, may buy and sell the notes in secondary market transactions as part of their business as broker-dealers. Any sale will be at negotiated prices relating to prevailing prices at the time of sale. The information about the original issue date, original issue price, and net proceeds to us on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. This global prospectus supplement and attached prospectus may be used by one or more of our affiliates in connection with offers and sales related to secondary market transactions in the notes to the extent permitted by applicable law. Our affiliates may act as principal or agent in such transactions.

This prospectus supplement may be used by U.S. affiliates of the underwriters and other U.S. broker-dealers in connection with offers and sales of notes to persons located in the United States. These offers and sales may involve notes initially sold by the underwriters in this offering outside the United States.

Each of the underwriters or its affiliates provides or has provided investment or commercial banking services to us from time to time in the ordinary course of business.

LISTING OF THE NOTES AND

GENERAL INFORMATION

Listing

We have applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. We do not intend to list the notes on any other securities exchange. Prior to listing, a legal notice relating to the issuance of the notes, our Amended and Restated Certificate of Incorporation and Bylaws, the Senior Indenture, and the underwriting agreement will be deposited with the Trade and Companies Register (Registre de Commerce et des Sociétés) in Luxembourg, where those documents may be inspected and copies obtained upon request.

As long as any of the notes are listed on the Luxembourg Stock Exchange, copies of our Amended and Restated Certificate of Incorporation and Bylaws, the Senior Indenture, the underwriting agreement, and copies of this global prospectus supplement and attached prospectus, and copies of documents referenced under the section “Where You Can Find More Information” in the attached prospectus will be available, free of charge, at the offices of our Luxembourg listing agent, The Bank of New York (Luxembourg) S.A. in the City of Luxembourg.

Incorporation by Reference

We incorporate by reference into this global prospectus supplement the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2002;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003, and September 30, 2003;

•	our current reports on Form 8-K filed since December 31, 2002 (in each case, other than those portions furnished under Item 9 or Item 12 of Form 8-K); and

•	the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as modified on our current report on Form 8-K dated September 25, 1998.

We also incorporate by reference into this global prospectus supplement reports we will file with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, but not any information that we may furnish under Item 9 or Item 12 of Form 8-K.

As long as the notes are listed on the Luxembourg Stock Exchange, copies of those reports, as well as all future annual, quarterly, and current reports, will be available, free of charge, at the offices of our Luxembourg listing agent, The Bank of New York (Luxembourg) S.A. in the City of Luxembourg.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury Division

NC1-007-07-06

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5972

Independent Accountants

The consolidated financial statements contained in our 2002 annual report on Form 10-K have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in the independent accountants’ report.

Authorization

The notes are issued under authority granted by our Board of Directors on July 24, 2002 and by a committee appointed by our Board of Directors effective February 11, 2004.

Material Changes

There has been no material adverse change in our financial position on a consolidated basis since the date of our latest audited financial statements incorporated herein by reference, except as disclosed in this global prospectus supplement or in the documents incorporated by reference.

We are not a party to any legal proceeding which, if determined adversely, would affect materially and adversely our financial position or results of operations or would affect materially and adversely our ability to perform our obligations under the notes or the Senior Indenture.

Governing Law

The notes, the Senior Indenture and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

Clearing Systems

The notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg. The notes have been assigned Common Code No.: 018631741; International Security Identification No. (ISIN): XS0186317417; and German Securities Code (WKN): A0AV48.

LEGAL OPINIONS

The legality of the notes will be passed upon for us by Helms Mulliss & Wicker, PLLC, Charlotte, North Carolina, and for the underwriters by Morrison & Foerster LLP, New York, New York. As of the date of this global prospectus supplement, certain members of Helms Mulliss & Wicker, PLLC beneficially own less than one-tenth of 1% of our outstanding shares of common stock.

PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255-0065

U.S.A.

INDEPENDENT ACCOUNTANTS OF THE CORPORATION

PricewaterhouseCoopers LLP

214 North Tryon Street

Suite 3600

Charlotte, North Carolina 28202

U.S.A.

TRUSTEE AND

UNITED STATES PAYING

AND TRANSFER AGENT

The Bank of New York

101 Barclay Street

New York, New York 10286

U.S.A.

LEGAL ADVISORS

To the Corporation as to United States law:	To the Corporation as to United States tax law:
Helms Mulliss & Wicker, PLLC	Morrison & Foerster LLP
201 North Tryon Street	1290 Avenue of the Americas
Charlotte, North Carolina 28202	New York, New York 10104
U.S.A.	U.S.A.

To the Underwriters:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

U.S.A.

LISTING AGENT AND INTERMEDIARY AGENT

The Bank of New York (Luxembourg) S.A.

Aerogolf Centre

1A, Hoehenhof

L-1736 Senningerberg

Luxembourg

PROSPECTUS

$20,000,000,000

Debt Securities, Warrants, Units, Preferred Stock,

Depositary Shares, and Common Stock

We may offer to sell up to $20,000,000,000 (or the United States dollar equivalent) of:

•	debt securities;

•	warrants;

•	units, consisting of two or more securities in any combination;

•	preferred stock;

•	fractional interests in preferred stock represented by depositary shares; and

•	common stock.

Our securities may be denominated in United States dollars or a foreign currency, currency unit or composite currency. We also may issue common stock upon conversion, exchange, or exercise of any of the other securities listed above.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and terms of that series of securities. You should read this prospectus and that prospectus supplement carefully before you invest.

We may use this prospectus in the initial sale of the securities listed above. In addition, Banc of America Securities LLC, or any of our other affiliates, may use this prospectus in a market-making transaction in any of the securities listed above or similar securities after their initial sale. Unless you are informed otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Our debt securities are unsecured and are not savings accounts, deposits, or other obligations of a bank. Our securities are not guaranteed by Bank of America, N.A. or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of the securities to be issued under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated August 20, 2002

[This Page Left Blank Intentionally]

PROSPECTUS SUMMARY

This summary includes questions and answers intended to help you understand the securities described in this prospectus. You should read carefully this prospectus and any prospectus supplement to understand fully the terms of the securities that may be sold under this prospectus in one or more offerings up to a total dollar amount of $20,000,000,000 or the equivalent of this amount in foreign currencies, currency units, or composite currencies.

You should rely only on the information provided in this prospectus and in any supplement to this prospectus including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of those documents.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

Who is selling the securities?

Bank of America Corporation is selling the securities. We are a Delaware corporation, a bank holding company, and a financial holding company. We provide a diversified range of banking and nonbanking financial services and products through our subsidiaries in the United States and internationally. Our headquarters are located at Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255, and our telephone number is (704) 386-5972.

What securities are being offered?

We may offer the following securities from time to time:

•	debt securities;
•	warrants;
•	units, consisting of two or more securities in any combination;
•	preferred stock;
•	fractional interests in preferred stock represented by depositary shares; and
•	common stock.

When we use the term “securities” in this prospectus, we are referring to any of the securities we may offer with this prospectus, unless we specifically state otherwise. This prospectus, including this summary, provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement. Each prospectus supplement will contain specific information about the terms of the securities being offered and will include a discussion of certain United States federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 41 of this prospectus.

What are the terms of the “debt securities” that may be offered?

Our debt securities may be either senior or subordinated obligations, which will be issued under separate indentures, or contracts, that we have with The Bank of New York, as trustee. The particular terms of each series of debt securities will be described in a prospectus supplement.

What are the terms of the “warrants” that may be offered?

We may offer two types of warrants:

•	warrants to purchase our debt securities; and
•	warrants to purchase or sell, or whose cash value is determined by reference to the performance, level, or value of, one or more of the following:
¡	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or the debt or equity securities of third parties;
¡	one or more currencies, currency units, or composite currencies;
¡	one or more commodities;
¡	any other financial, economic, or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and
¡	one or more indices or baskets of the items described above.

We will describe in a prospectus supplement the underlying property, the expiration date, the exercise price or the manner of determining the exercise price, the amount and kind, or the manner of determining the amount and kind, of property to be delivered by you or us upon exercise, and any other specific terms. We will issue warrants under warrant agreements that we enter into with one or more warrant agents.

What are the terms of the “units” that may be offered?

We may offer units consisting of two or more securities. We will describe in a prospectus supplement the particular securities that comprise each unit, whether or not the particular securities will be separable and, if they will be separable, the terms on which they will be separable, a description of the provisions for the payment, settlement, transfer, or exchange of units, and any other specific terms of the units. We will issue units under unit agreements that we enter into with one or more unit agents.

What are the terms of the “preferred stock” and “depositary shares” that may be offered?

Our preferred stock, par value $.01 per share, may be offered in one or more series. We will describe in a prospectus supplement the specific designation, the aggregate number of shares offered, the dividend rate, if any, and periods or manner of calculating the dividend rate and periods, the terms on which the preferred stock are convertible into shares of our common stock, preferred stock of another series, or other securities, if any, the redemption terms, if any, and any other specific terms of our preferred stock.

We also may issue depositary receipts evidencing depositary shares, each of which will represent fractional shares of preferred stock, rather than full shares of preferred stock. We will describe in a prospectus supplement any specific terms of the depositary shares. We may issue the depositary shares under deposit agreements between us and one or more depositories.

How will the securities be issued?

We will issue the securities in book-entry only form through one or more depositories, such as The Depository Trust Company, Euroclear Bank S.A./N.V., or Clearstream Banking, société anonyme, Luxembourg, named in the applicable prospectus supplement. The securities will be represented by a global security rather than a certificate in the name of each individual investor. We will issue the securities in registered form without coupons. Unless stated otherwise, each sale will settle in immediately available funds through the depository.

A global security may be exchanged for actual notes or certificates registered in the names of the beneficial owners only if:

•	the depository notifies us that it is unwilling or unable to continue as depository for the global securities or we become aware that the depository is no longer qualified as a clearing agency, and we fail to appoint a successor to the depository within 60 calendar days;
•	we, in our sole discretion, determine that the global securities shall be exchangeable for certificated securities; or
•	an event of default has occurred or is continuing with respect to the securities under the applicable indenture or agreement.

In what currencies will the securities be issued?

Unless the prospectus supplement states otherwise, all amounts payable in respect of the securities, including the purchase price, will be payable in U.S. dollars.

Will the securities be listed on an exchange?

We will state in the prospectus supplement whether the particular offered securities will be listed or quoted on a securities exchange or quotation system.

How will the securities be offered?

We may offer the securities in four ways:

•	through underwriters;
•	through dealers;
•	through agents; or
•	directly to purchasers.

Banc of America Securities LLC, or any of our other affiliates, may be an underwriter, dealer, or agent for us. These securities will be offered in connection with their initial issuance or in market-making transactions by our affiliates after their initial issuance and sale. The aggregate offering price specified on the cover of this prospectus relates only to the securities that we have not yet issued.

BANK OF AMERICA CORPORATION

General

Bank of America Corporation is a Delaware corporation, a bank holding company, and a financial holding company. Our principal assets are our shares of stock of Bank of America, N.A. and our other banking and nonbanking subsidiaries. We operate in 21 states and the District of Columbia and have offices located in 34 countries.

Business Segment Operations

We provide a diversified range of banking and nonbanking financial services and products through our various subsidiaries. We manage our operations through four business segments: (1) Consumer and Commercial Banking, (2) Asset Management, (3) Global Corporate and Investment Banking, and (4) Equity Investments. Certain operating segments have been aggregated into a single business segment. A customer-centered strategic approach is changing the way we focus on our business. In addition to traditional financial reporting, we have begun using customer segment-based financial operating information.

•  Consumer and Commercial Banking

Consumer and Commercial Banking provides a wide array of products and services to individuals, small businesses, and middle market companies through multiple delivery channels. The major components of Consumer and Commercial Banking are Banking Regions, Consumer Products, and Commercial Banking.

¡	Banking Regions

Banking Regions serves consumer households in 21 states and the District of Columbia and overseas through our network of over 4,200 banking centers, over 12,800 ATMs, telephone, and Internet channels on www.bankofamerica.com. Banking Regions provides a wide array of products and services, including deposit products such as checking, money market savings accounts, time deposits and IRAs, debit card products, and credit products such as home equity, mortgage, and personal auto loans. Banking Regions also includes small business banking providing treasury management, credit services, community investment, check card, e-commerce, and brokerage services to nearly two million small business relationships across the franchise.

¡	Consumer Products

Consumer Products provides specialized services such as the origination and servicing of residential mortgage loans, issuance and servicing of credit cards, direct banking via the telephone and the Internet, lending and investing to develop low- and moderate-income communities, student lending, and certain insurance services. Consumer Products also provides retail finance and floorplan programs to marine, RV, and auto dealerships.

¡	Commercial Banking

Commercial Banking provides commercial lending and treasury management services to middle market companies with annual revenue between $10 million and $500 million. These services are available through relationship manager teams as well as through alternative channels such as the telephone via the commercial service center and the Internet by accessing Bank of America Direct. In the first quarter of 2002, certain commercial lending businesses being liquidated were transferred from Commercial Banking to Corporate Other.

•  Asset Management

Asset Management includes the Private Bank, Banc of America Capital Management, and the Individual Investor Group. The Private Bank’s goal is to assist individuals and families in building and preserving their wealth by providing investment, fiduciary, and comprehensive credit expertise to high-net-worth clients. Banc of America Capital Management is an asset-gathering and asset management organization serving the needs of institutional clients, high-net-worth individuals, and retail customers. Banc of America Capital Management manages money and distribution channels, manufactures investment products, offers institutional separate accounts and wrap programs, and provides advice to clients through asset allocation expertise and software. The Individual Investor Group, which is comprised of Private Client Services and Banc of America Investment Services, Inc., provides investment, securities, and financial planning services to affluent and high-net-worth individuals. Private Client Services focuses on high-net-worth individuals. Banc of America Investment Services, Inc. includes both the full-service network of investment professionals and an extensive on-line investor service.

One of our strategies is to focus on and grow the asset management business. Recent initiatives include new investment platforms that broaden our capabilities to maximize market opportunity for our clients. We continue to enhance the financial planning tools used to assist clients with their financial goals.

•  Global Corporate and Investment Banking

Global Corporate and Investment Banking provides a broad array of financial services such as investment banking, capital markets, trade finance, treasury management, lending, leasing, and financial advisory services to domestic and international corporations, financial institutions, and government entities. Clients are supported through offices in 34 countries in four distinct geographic regions: United States and Canada; Asia; Europe, Middle East, and Africa; and Latin America. Products and services provided include loan origination, merger and acquisition advisory services, debt and equity underwriting and trading, cash management, derivatives, foreign exchange, leasing, leveraged finance, project finance, structured finance, and trade services.

Global Corporate and Investment Banking offers clients a comprehensive range of global capabilities through three components: Global Investment Banking, Global Credit Products, and Global Treasury Services.

¡	Global Investment Banking

Global Investment Banking includes our investment banking activities and risk management products. Through a separate subsidiary, Banc of America Securities LLC, Global Investment Banking underwrites and makes markets in equity securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. Banc of America Securities LLC also provides correspondent clearing services for other securities broker/dealers and prime-brokerage services. Debt and equity securities research, loan syndications, merger and acquisition advisory services, and private placements are also provided through Banc of America Securities LLC.

In addition, Global Investment Banking provides risk management solutions for our global customer base using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income, and mortgage-related products. In support of these activities, the businesses will take positions in these products and capitalize on market-making activities. The Global Investment Banking business also takes an active role in the trading of fixed income securities in all of the regions in which Global Corporate and Investment Banking transacts business and is a primary dealer in the United States, as well as in several international locations.

¡	Global Credit Products

Global Credit Products provides credit and lending services and includes the corporate industry-focused portfolio, leasing, and project finance.

¡	Global Treasury Services

Global Treasury Services provides the technology, strategies, and integrated solutions to help financial institutions, government agencies, and public and private companies manage their operations and cash flows on a local, regional, national, and global level.

•	Equity Investments

Equity Investments includes Principal Investing, which is comprised of a diversified portfolio of investments in companies at all stages of the business cycle, from start up to buyout. Investments are made on both a direct and indirect basis in the United States and overseas. Direct investing activity focuses on playing an active role in the strategic and financial direction of the portfolio company as well as providing broad business experience and access to our global resources. Indirect investments represent passive limited partnership stakes in funds managed by experienced third-party private equity investors who act as general partners. Equity Investments also includes our strategic technology and alliances investment portfolio.

•	Corporate Other

Corporate Other consists primarily of gains and losses associated with managing our balance sheet, certain consumer finance and commercial lending businesses being liquidated and certain residential mortgages originated by the mortgage group or otherwise acquired and held for asset/liability management purposes.

Acquisitions and Sales

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions and other businesses of a type eligible for financial holding company ownership or control. In addition, we regularly analyze the values of, and submit bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. We also regularly consider the potential disposition of certain of our assets, branches, subsidiaries, or lines of business. As a general rule, we publicly announce any material acquisitions or dispositions when a definitive agreement has been reached.

USE OF PROCEEDS

Unless we describe a different use in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

•	the possible acquisitions of other financial institutions or their assets or liabilities;

•	the possible acquisitions of or investments in other businesses of a type we are eligible to acquire;

•	the possible reduction of our outstanding indebtedness; and

•	the possible repurchase of our outstanding equity securities.

Until we designate the use of these net proceeds, we will temporarily invest them. We may, from time to time, engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions. These additional capital financings may include the sale of other securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges and preferred stock dividend requirements for each of the years in the five-year period ended  December 31, 2001 and for the six months ended June 30, 2002 are as follows:

	Year Ended December 31,					Six Months Ended June 30,
	1997	1998	1999	2000	2001	2002
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	2.2	1.8	2.2	1.8	2.1	3.1
Including interest on deposits	1.5	1.4	1.6	1.5	1.6	2.1
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends Requirements:
Excluding interest on deposits	2.2	1.8	2.2	1.8	2.1	3.1
Including interest on deposits	1.5	1.4	1.6	1.5	1.5	2.1

•	The consolidated ratio of earnings to fixed charges is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

fixed charges

•	The consolidated ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:

(net income before taxes and fixed charges – equity in undistributed earnings of unconsolidated subsidiaries)

(fixed charges + preferred stock dividend requirements)

Fixed charges consist of:

•	interest expense, which we calculate excluding interest on deposits in one case and including that interest in the other,

•	amortization of debt discount and appropriate issuance costs, and

•	one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under lease commitments.

Preferred stock dividend requirements represent dividend requirements on our outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

REGULATORY MATTERS

The following discussion describes elements of an extensive regulatory framework applicable to bank holding companies, financial holding companies, and banks and specific information about us and our subsidiaries. Federal regulation of banks, bank holding companies, and financial holding companies is intended primarily for the protection of depositors and the Bank Insurance Fund rather than for the protection of securityholders and creditors.

General

As a registered bank holding company and a financial holding company, we are subject to the supervision of, and to regular inspection by, the Board of Governors of the Federal Reserve System, or the “Federal Reserve Board.” Our banking subsidiaries are organized predominantly as national banking associations, which are subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency, or the “Comptroller,” the Federal Deposit Insurance Corporation, or the “FDIC,” the Federal Reserve Board, and other federal and state regulatory agencies. In addition to banking laws, regulations, and regulatory agencies, we and our subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect our operations and management and our ability to make distributions to stockholders.

A financial holding company, and the non-bank companies under its control, are permitted to engage in activities considered “financial in nature” as defined by the Gramm-Leach-Bliley Act and Federal Reserve Board interpretations (including, without limitation, insurance and securities activities), and therefore may engage in a broader range of activities than permitted for bank holding companies and their subsidiaries. A financial holding company may engage directly or indirectly in activities considered financial in nature, either de novo or by acquisition, provided the financial holding company gives the Federal Reserve Board after-the-fact notice of the new activities. The Gramm-Leach-Bliley Act also permits national banks, such as our banking subsidiaries, to engage in activities considered financial in nature through a financial subsidiary, subject to certain conditions and limitations and with the approval of the Comptroller.

Interstate Banking

Bank holding companies (including bank holding companies that also are financial holding companies) also are required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, a bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, after the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% or such lesser or greater amount set by state law of such deposits in that state.

Subject to certain restrictions, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also authorizes banks to merge across state lines to create interstate branches. This act also permits a bank to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting de novo branching. We have consolidated our retail subsidiary banks into a single interstate bank (Bank of America, N.A.), headquartered in Charlotte, North Carolina, with full service branch offices in 21 states and the District of Columbia. In addition, we operate a limited purpose nationally chartered credit card bank (Bank of America, N.A. (USA)), headquartered in Phoenix, Arizona, and three nationally chartered banker’s banks: Bank of America Oregon, N.A., headquartered in Portland, Oregon; Bank of America California, N.A., headquartered in San Francisco, California; and Bank of America Georgia, N.A., headquartered in Atlanta, Georgia.

Changes in Regulations

Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures, and before the various bank regulatory agencies. The likelihood and timing of any proposals or legislation and the impact they might have on us and our subsidiaries cannot be determined at this time.

Capital and Operational Requirements

The Federal Reserve Board, the Comptroller, and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, these regulatory agencies from time to time may require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a three-tier capital framework. Tier 1 capital includes common shareholders’ equity and qualifying preferred stock, less goodwill and other adjustments. Tier 2 capital consists of preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, limited amounts of subordinated debt, other qualifying term debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. Tier 3 capital includes subordinated debt that is unsecured, fully paid, has an original maturity of at least two years, is not redeemable before maturity without prior approval by the Federal Reserve Board and includes a lock-in clause precluding payment of either interest or principal if the payment would cause the issuing bank’s risk-based capital ratio to fall or remain below the required minimum. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents our qualifying total capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. Our Tier 1 and total risk-based capital ratios under these guidelines at June 30, 2002 were 8.09% and 12.42%, respectively. At June 30, 2002, we did not have any subordinated debt that qualified as Tier 3 capital.

The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 100 to 200 basis points above 3%, banking organizations are required to maintain a ratio of at least 5% to be classified as well capitalized. Our leverage ratio at June 30, 2002 was 6.47%. We meet our leverage ratio requirement.

The Federal Deposit Insurance Corporation Improvement Act of 1991, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and requires the respective federal regulatory agencies to implement systems for “prompt corrective action” for insured depository institutions that do not meet minimum capital requirements within such categories. This act imposes progressively more restrictive constraints on operations, management, and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An “undercapitalized” bank must develop a capital restoration plan and its parent holding company must guarantee that bank’s compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank’s assets at the time it became “undercapitalized” or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent’s general unsecured creditors. In addition, this act requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality, and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by this act, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a “well capitalized” institution must have a Tier 1 risk-based capital ratio of at least 6%, a total risk-based capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. Under these guidelines, each of our banking subsidiaries is considered well capitalized as of June 30, 2002.

Regulators also must take into consideration (a) concentrations of credit risk; (b) interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and (c) risks from non-traditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation will be made as a part of the institution’s regular safety and soundness examination. In addition, we and any of our banking subsidiaries with significant trading activity must incorporate a measure for market risk in our regulatory capital calculations.

Distributions

Our funds for payment of our indebtedness, including the debt securities, are derived from a variety of sources, including cash and temporary investments. However, the primary source of these funds is dividends received from our banking subsidiaries. Each of our banking subsidiaries is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

In addition, the ability of our banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991, as described above. Our right, and the right of our stockholders and creditors, to participate in any distribution of the assets or earnings of our subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

Source of Strength

According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC—either as a result of default of a banking subsidiary or related to FDIC assistance provided to a subsidiary in danger of default—the other banking subsidiaries may be assessed for the FDIC’s loss, subject to certain exceptions.

DESCRIPTION OF DEBT SECURITIES

We will issue any senior debt securities under an Indenture dated as of January 1, 1995 (the “Senior Indenture”) between us and The Bank of New York, as successor trustee to U.S. Bank Trust National Association, as successor trustee to BankAmerica National Trust Company. We will issue any subordinated debt securities under an Indenture dated as of January 1, 1995 (the “Subordinated Indenture”) between us and The Bank of New York, as trustee. We refer to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The trustee under each of the Indentures has two principal functions:

•	First, the trustee can enforce your rights against us if we default. However, there are limitations on the extent to which the trustee may act on your behalf.

•	Second, the trustee performs administrative duties for us, such as sending you notices.

The following summaries of the Indentures are not complete and are qualified in their entirety by the specific provisions of the applicable Indentures, which are exhibits to the registration statement and are incorporated herein by reference. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given to them in the Indentures.

General

The total amount of securities that we may offer and sell using this prospectus is limited to the aggregate initial offering price of the securities registered under the registration statement. Neither Indenture limits the amount of debt securities that we may issue.

Any debt securities we issue will be our direct unsecured obligations and will not be obligations of our subsidiaries. Each series of our senior debt securities will rank equally with all of our other unsecured senior indebtedness that is outstanding from time to time. Each series of our subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness that is outstanding from time to time.

We will issue our debt securities in fully registered form without coupons. Our debt securities may be denominated in United States dollars or in another currency or currency unit. Any debt securities that are denominated in United States dollars will be issued in denominations of $1,000 or a multiple of $1,000 unless otherwise provided in the prospectus supplement. If any of the debt securities are denominated in a foreign currency, currency unit, or composite currency, or if principal or any premium or interest on any of the debt securities is payable in any foreign currency, currency unit, or composite currency, the authorized denominations, as well as any investment considerations, restrictions, tax consequences, specific terms, and other information relating to that issue of debt securities and the particular foreign currency, currency unit, or composite currency will be stated in a prospectus supplement.

We may issue our debt securities in one or more series with the same or different maturities. We may issue our debt securities at a price lower than their stated principal amount or lower than their minimum guaranteed repayment amount at maturity (each, an “Original Issue Discount Security”). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates. Certain debt securities may be deemed to be issued with original issue discount for United States federal income tax purposes. If we issue debt securities with original issue discount, we will discuss the federal tax implications in a prospectus supplement.

Each prospectus supplement will describe the terms of any debt securities we issue, which may include the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the minimum denominations;

•	the percentage of the stated principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the person to whom interest is payable if other than the owner of the debt securities;

•	the maturity date or dates;

•	the interest rate or rates, which may be fixed or variable, and the method used to calculate that interest;

•	the interest payment dates, the regular record dates for the interest payment date, and the date interest will begin to accrue;

•	the place or places where payments on the debt securities may be made and the place or places where the debt securities may be presented for registration of transfer or exchange;

•	any date or dates after which the debt securities may be redeemed, repurchased, or repaid in whole or in part at our option or the option of the holder and the periods, prices, terms, and conditions of such redemption, repurchase, or repayment;

•	if other than the full principal amount, the portion of the principal amount of the debt securities that will be payable if their maturity is accelerated;

•	the currency of principal and any premium and interest payments on the debt securities, if other than United States currency;

•	any index used to determine the amounts of any payments on the debt securities and the manner in which such amounts will be determined;

•	if the debt securities will be issued in other than book-entry form;

•	the identification of or method of selecting any interest rate calculation agents, exchange rate calculation agents, or any other agents for the debt securities;

•	any provisions for the discharge of our obligations relating to the debt securities by the deposit of funds or United States government obligations;

•	any provision relating to the extension or renewal of the maturity date of the debt securities; and

•	any other terms of the debt securities that are not inconsistent with the provisions of the applicable Indenture.

Our ability to make payments of principal and any premium and interest on the debt securities may be affected by the ability of our banking and nonbanking subsidiaries to pay dividends.

Their ability, as well as our ability, to pay dividends in the future is and could be influenced by bank regulatory requirements and capital guidelines. See “Regulatory Matters.”

Neither Indenture contains provisions protecting holders against a decline in our credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness, or restructuring. If our credit quality declines as a result of such an event, or otherwise, the ratings of any debt securities then outstanding may be withdrawn or downgraded.

Redemption and Repayment

Unless stated otherwise in a prospectus supplement, our debt securities will not be entitled to the benefit of any sinking fund, which means we will not deposit money on a regular basis into any separate custodial account to repay the debt securities. The prospectus supplement will indicate whether we may redeem the debt securities prior to their stated maturity date. If we may redeem the debt securities prior to their stated maturity date, the prospectus supplement will describe the redemption price and the method for redemption. The prospectus supplement also will indicate whether the debt securities can be repaid at the holder’s option prior to their stated maturity date. If the debt securities may be repaid prior to maturity, the prospectus supplement will indicate the cost to repay the notes and the procedure for repayment.

We, or our affiliates, may repurchase debt securities from investors who are willing to sell them from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. We, or our affiliates, have the discretion to hold, resell, or cancel any repurchased debt securities.

Reopenings

We have the ability to “reopen,” or later increase, the principal amount of a series of our debt securities without notice to the existing holders of securities of that series by selling additional debt securities with the same terms except that any new securities may begin to bear interest at a different date.

Conversion

We may issue debt securities that are convertible, at either our or the holder’s option, into our preferred stock, depositary shares, common stock, or other debt securities. The prospectus supplement will describe the terms of any conversion features including:

•	the periods during which conversion may be elected;

•	the conversion price payable and the number of shares or amount of preferred stock, depositary shares, common stock, or other debt securities that may be purchased upon conversion, and any adjustment provisions; and

•	the procedures for electing conversion.

Exchange, Registration, and Transfer

Subject to the terms of the applicable Indenture, debt securities of any series, other than debt securities issued in book-entry form, may be exchanged at the option of the holder for other debt securities of the same series and of an equal aggregate principal amount and type in any authorized denominations.

Debt securities may be presented for registration of transfer at the office of the security registrar or at the office of any transfer agent designated and maintained by us. The prospectus supplement will include the name of the transfer agent. The security registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. We may change transfer agents or approve a change in the location through which any transfer agent acts at any time, except that we will be required to maintain a transfer agent in each place of payment for each series of debt securities. At any time, we may designate additional transfer agents for any series of debt securities.

We will not be required to (1) issue, exchange, or register the transfer of any debt security of any series to be redeemed for a period of 15 days before those debt securities were selected for redemption or (2) exchange or register the transfer of any debt security that was selected, called, or is being called for redemption, except the unredeemed portion of any debt security being redeemed in part.

For a discussion of restrictions on the exchange, registration, and transfer of global securities, see “Registration and Settlement.”

Payment and Paying Agents

The principal and any premium and interest, or other payments on our debt securities will be paid at the offices of the paying agents we designate from time to time. In addition, at our option, payment of any interest may be made by check mailed to the address of the holder as recorded in the security register. On any interest payment date, interest on a debt security generally will be paid to the person in whose name the debt security is registered at the close of business on the regular record date for that payment. For a discussion of payment of principal, premium, interest, or other payment on global securities, see “Registration and Settlement.”

We have initially designated the principal corporate trust offices of the trustees in the City of New York as the places where the debt securities may be presented for payment. We may change paying agents or the designated payment office at any time. Any other paying agents for our debt securities of each series will be named in the prospectus supplement.

Subordination

Our subordinated debt securities are subordinated in right of payment to all of our senior indebtedness. The Subordinated Indenture defines “senior indebtedness” as any indebtedness for money borrowed, including all of our indebtedness for borrowed and purchased money, all of our obligations arising from off-balance sheet guarantees and direct credit substitutes, and our obligations associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts, that were outstanding on the date we executed the Subordinated Indenture, or were created, incurred, or assumed after that date and all deferrals, renewals, extensions, and refundings of that indebtedness or obligations unless the instrument creating or evidencing the indebtedness provides that the indebtedness is subordinate in right of payment to any of our other indebtedness. Each prospectus supplement for a series of subordinated debt securities will indicate the aggregate amount of our senior indebtedness outstanding at that time and any limitation on the issuance of additional senior indebtedness.

If there is a default or event of default on any senior indebtedness that is not remedied and we and the trustee of the Subordinated Indenture receive notice of this default from the holders of at least 10% in principal amount of any kind or category of any senior indebtedness or if the trustee of the Subordinated Indenture receives notice from us, we will not be able to make any principal, premium, interest, or other payments on the subordinated debt securities or repurchase our subordinated debt securities.

If we repay any subordinated debt security before the required date or in connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation, or reorganization, any principal, and any premium and interest, or other payment will be paid to holders of senior indebtedness before any holders of subordinated indebtedness are paid. In addition, if such amounts were previously paid to the holders of subordinated debt or the trustee of the Subordinated Indenture, the holders of senior debt shall have first rights to such amounts previously paid.

Upon payment in full of all our senior indebtedness, the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of our assets.

Sale or Issuance of Capital Stock of Banks

The Senior Indenture prohibits the issuance, sale, or other disposition of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•	sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, we would own at least 80% of each class of the capital stock of such Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants, or rights to subscribe for or purchase shares of its capital stock, to its shareholders at any price, so long as before such sale we owned, directly or indirectly, securities of the same class and immediately after the sale, we owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as we owned before such sale of additional securities; and

•	any issuance of shares of capital stock, or securities convertible into or options, warrants, or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, to us or our wholly owned subsidiary.

A “Principal Subsidiary Bank” is defined in the Senior Indenture as any bank with total assets equal to more than 10% of our total consolidated assets. At present, Bank of America, N.A. is our only Principal Subsidiary Bank.

Waiver of Covenants

The holders of a majority in principal amount of the debt securities of all affected series then outstanding under the Indenture may waive compliance with certain covenants or conditions of the Indentures.

Modification of the Indentures

We and the applicable trustee may modify the Indenture with the consent of the holders of at least 66 2/3% of the aggregate principal amount of all series of debt securities under that Indenture affected by the modification. However, no modification may extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of or extend the time of payment of interest on, any debt security without the consent of each holder affected by the modification. No modification may reduce the percentage of debt securities which is required to consent to modification without the consent of all holders of the debt securities outstanding.

In addition, we and the trustee may execute supplemental indentures in some circumstances without the consent of any holders of outstanding debt securities.

For purposes of determining the aggregate principal amount of the debt securities outstanding at any time in connection with any request, demand, authorization, direction, notice, consent, or waiver under the applicable Indenture, (a) the principal amount of an Original Issue Discount Security is that amount that would be due and payable at such time upon an event of default, and (b) the principal amount of a debt security denominated in a foreign currency or currency unit is the U.S. dollar equivalent on the date of original issuance of the debt security.

Meetings and Action by Securityholders

The trustee may call a meeting in its discretion or upon request by us or the holders of at least 10% in principal amount of a series of outstanding debt securities by giving notice. If a meeting of holders is duly held, any resolution raised or decision taken will be binding on all holders of debt securities of that series.

Defaults and Rights of Acceleration

The Senior Indenture defines an event of default for a series of senior debt securities as any one of the following events:

•	our failure to pay principal or any premium when due on any securities of that series;

•	our failure to pay interest on any securities of that series, within 30 days after the interest becomes due;

•	our breach of any of our other covenants contained in the senior debt securities of that series or in the Senior Indenture, that is not cured within 90 days after written notice to us by the trustee of the Senior Indenture, or to us and the trustee of the Senior Indenture by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the Senior Indenture and affected by the breach; and

•	certain events involving our bankruptcy, insolvency, or liquidation.

The Subordinated Indenture defines an event of default only as our bankruptcy under federal bankruptcy laws.

If an event of default occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or if the debt securities are Original Issue Discount Securities, a specified portion of the principal amount, of all debt securities of that series to be due and payable immediately. The holders of a majority in principal amount of the debt securities then outstanding or of such series affected may in certain circumstances annul the declaration of acceleration and waive past defaults.

Payment of principal of the subordinated debt securities may not be accelerated in the case of a default in the payment of principal, or any premium or interest, or any other amounts or the performance of any of our other covenants.

Collection of Indebtedness

If we fail to pay principal of or premium on any debt securities or if we are over 30 days late on an interest payment on the debt securities, the appropriate trustee can demand that we pay to it, for the benefit of the holders of those debt securities, the amount which is due and payable on those debt securities including any interest incurred because of our failure to make that payment. If we fail to pay the required amount on demand, the trustee may take appropriate action, including instituting judicial proceedings against us. In addition, a holder may also file suit to enforce our obligation to make payment of principal, any premium or interest, or any other amounts due on any debt security regardless of the actions taken by the trustee.

The holders of a majority in principal amount of the debt securities then outstanding under an Indenture may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee under that Indenture, but the trustee will be entitled to receive from the holders a reasonable indemnity against expenses and liabilities.

Periodically, we are required to file with the trustees a certificate stating that we are not in default under any of the terms of the Indentures.

Notices

We will provide the holders with any required notices by first-class mail to the addresses of the holders as they appear in the security register.

Concerning the Trustees

We and our subsidiaries have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and its affiliated entities in the ordinary course of business. The Bank of New York also serves as trustee for certain series of our outstanding indebtedness under other indentures.

DESCRIPTION OF WARRANTS

General

We may issue warrants that are either debt warrants or universal warrants. We may offer warrants separately or together with any of our other securities, including other warrants and units, consisting of two or more securities in any combination, as described in the section “Description of Units.”

We may issue warrants in such amounts or in as many distinct series as we wish. We will issue each series of warrants under a warrant agreement with a warrant agent designated in the prospectus supplement. We will describe in a prospectus supplement the specific terms of the warrants. When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Description of Debt Warrants

Debt warrants are rights for the purchase of debt securities. Debt warrants may be issued independently or together with any of our other securities and may be attached to or separate from such securities. Any debt warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If debt warrants are offered, the prospectus supplement will describe the terms of the debt warrants and the warrant agreement relating to the debt warrants, including the following:

•	the offering price;

•	the designation, aggregate stated principal amount, and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency, currency unit, or composite currency in which the price for the debt warrants is payable;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued, and the number of debt warrants issued with each such security;

•	if applicable, the date on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which, and the currency, currency units, or composite currency based on or relating to currencies in which, the principal amount of debt securities may be purchased upon such exercise;

•	the dates the right to exercise the debt warrants will commence and expire and, if the debt warrants are not continuously exercisable, any dates on which the debt warrants are not exercisable;

•	any circumstances that will cause the debt warrants to be deemed to be automatically exercised;

•	if applicable, a discussion of certain federal income tax consequences;

•	whether the debt warrants or related securities will be listed on any securities exchange;

•	whether the debt warrants will be issued in global or definitive form;

•	a description of the terms of any warrant agreement to be entered into between us and a bank or trust company, as warrant agent, governing the debt warrants;

•	the warrant agent; and

•	any other terms of the debt warrants which are not inconsistent with the provisions of the debt warrant agreement.

Description of Universal Warrants

Universal warrants are rights for the purchase or sale of, or whose cash value is determined by reference to the performance, level, or value of, one or more of the following:

•	securities of one or more issuers, including our common or preferred stock or other securities described in this prospectus or the debt or equity securities of third parties;

•	one or more currencies or currency units;

•	one or more commodities;

•	any other financial, economic, or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and

•	one or more indices or baskets of the items described above.

We refer to each property described above as “warrant property.”

We may satisfy our obligations, if any, and the holder of a universal warrant may satisfy its obligations, if any, with respect to any universal warrants by delivering:

•	the warrant property;

•	the cash value of the warrant property; or

•	the cash value of the warrants determined by reference to the performance, level, or value of the warrant property.

The prospectus supplement will describe what we may deliver to satisfy our obligations, if any, and what the holder of a universal warrant may deliver to satisfy its obligations, if any, with respect to any universal warrants.

Universal warrants may be issued independently or together with other securities offered by any prospectus supplement and may be attached to or separate from the other securities. Any universal warrant agreement will be filed as an exhibit to or incorporated by reference in the registration statement.

If universal warrants are offered, the prospectus supplement will describe the terms of the universal warrants and the warrant agreement, including the following:

•	the offering price;

•	the title and aggregate number of such universal warrants;

•	the nature and amount of the warrant property that such universal warrants represent the right to buy or sell;

•	whether the universal warrants are put warrants or call warrants, including in either case whether the warrants may be settled by means of net cash settlement or cashless exercise;

•	the price at which the warrant property may be purchased or sold, the currency, and the procedures and conditions relating to exercise;

•	whether the exercise price or the universal warrant may be paid in cash or by exchange of the warrant property or both, the method of exercising the universal warrants, and whether settlement will occur on a net basis or a gross basis;

•	the dates the right to exercise the universal warrants will commence and expire;

•	if applicable, a discussion of certain federal income tax consequences;

•	whether the universal warrants or related securities will be listed on any securities exchange;

•	whether the universal warrants will be issued in global or definitive form;

•	a description of the terms of any warrant agreement to be entered into between us and a bank or trust company, as warrant agent, governing the universal warrants;

•	the warrant agent; and

•	any other terms of the universal warrants which are not inconsistent with the provisions of the warrant agreement.

Modification

We and the warrant agent may amend the terms of any warrant agreement and the warrants without the consent of the holders to cure any ambiguity or correct any inconsistent provision or in any other manner we deem necessary or desirable and which will not adversely affect the interests of the holders. In addition, we may amend the warrant agreement and the terms of the warrants with the consent of the holders of a majority of the outstanding unexercised warrants affected. However, any modification to the warrants cannot change the exercise price, reduce the amounts receivable upon exercise, cancellation or expiration, shorten the time period during which the warrants may be exercised, or otherwise materially and adversely affect the rights of the holders of the warrants or reduce the percentage of outstanding warrants required to modify or amend the warrant agreement or the terms of the warrants, without the consent of the affected holders.

Enforceability of Rights of Warrantholders; Governing Law

The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the warrants. Any record holder or beneficial owner of a warrant, without anyone else’s consent, may enforce by appropriate legal action, on his or her own behalf, his or her right to exercise the warrant in accordance with its terms. A holder of a warrant will not be entitled to any of the rights of a holder of the debt securities or other securities or warrant property purchasable upon the exercise of the warrant, including any right to receive payments on those securities or warrant property or to enforce any covenants or rights in the relevant indenture or any other agreement, before exercising the warrant.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Unsecured Obligations

Any warrants we issue will be our unsecured contractual obligations and will rank equally with all of our other unsecured contractual obligations. Since most of our assets are owned by our subsidiaries, our rights and the rights of our creditors, including holders of warrants, to participate in the distribution of assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of that subsidiary’s creditors.

DESCRIPTION OF UNITS

General

We may issue units consisting of one or more securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

If units are offered, the prospectus supplement will describe the terms of the units, including the following:

•	the designation and terms of units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be held or transferred separately;

•	a description of the terms of any unit agreement to be entered into between us and a bank or trust company as unit agent governing the units; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.

Modification

We and the unit agent may amend the terms of any unit agreement and the units without the consent of the holders to cure any ambiguity or correct any inconsistent provision or in any other manner we deem necessary or desirable and which will not adversely affect the interests of the holders. In addition, we may amend the unit agreement and the terms of the units with the consent of the holders of a majority of the outstanding unexpired units affected. However, any modification to the units that materially and adversely affects the rights of the holders of the units or reduces the percentage of outstanding units required to modify or amend the unit agreement or the terms of the units, requires the consent of the affected holders.

Enforceability of Rights of Unitholders; Governing Law

The unit agent will act solely as our agent and will not assume any obligation or relationship of agency or trust with the holders of the units. Except as described below, any record holder of a unit, without anyone else’s consent, may enforce his or her rights as holder under any security included in the unit, in accordance with the terms of the included security and the Indenture, warrant agreement, or unit agreement under which that security is issued. Those terms are described in other sections of this prospectus relating to debt securities and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce his or her rights, including any right to bring legal action, with respect to those units or any included securities, other than debt securities. Limitations of this kind will be described in the applicable prospectus supplement.

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee under the Trust Indenture Act. Therefore, holders of units issued under a unit agreement will not have the protection of the Trust Indenture Act with respect to their units.

Unsecured Obligations

The units are our unsecured contractual obligations and will rank equally with all of our other unsecured contractual obligations. Since most of our assets are owned by our subsidiaries, our rights and the rights of our creditors, including holders of units, to participate in the distribution of assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of that subsidiary’s creditors.

DESCRIPTION OF PREFERRED STOCK

General

We have 100,000,000 shares of preferred stock, par value $.01 per share, authorized and may issue such preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights, and other rights as we may determine. We have designated:

(a) 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the “ESOP Preferred Stock”), of which 1,506,553 shares were issued and outstanding at December 31, 2001;

(b) 35,045 shares of 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”), of which 7,926 shares were issued and outstanding at December 31, 2001; and

(c) 20,000,000 shares of $2.50 Cumulative Convertible Preferred Stock Series BB (the “Series BB Preferred Stock”), none of which are issued and outstanding.

The Preferred Stock

General. Any preferred stock sold pursuant to this prospectus will have the general dividend, voting, and liquidation preference rights stated below unless otherwise stated in a prospectus supplement. Each prospectus supplement for preferred stock will describe the specific terms of those shares, including, where applicable:

•	the title and stated value of the preferred stock;

•	the aggregate number of shares of preferred stock offered;

•	the offering price or prices of the preferred stock;

•	the dividend rate or rates or method of calculation, the dividend period, and the dates dividends will be payable;

•	whether dividends are cumulative or noncumulative, and if cumulative, the date the dividends will begin to cumulate;

•	the dividend and liquidation preference rights of the preferred stock relative to any existing or future series of our preferred stock;

•	the dates the preferred stock become subject to redemption at our option, and any redemption terms;

•	any redemption or sinking fund provisions;

•	whether the preferred stock will be issued in other than book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	any rights on the part of the stockholder or us to convert the preferred stock into shares of another security; and

•	any additional voting, liquidation, preemptive, and other rights, preferences, privileges, limitations, and restrictions.

Dividends. The holders of the preferred stock will be entitled to receive when, as and if declared by our board of directors, cash dividends at such rates as will be specified in a prospectus supplement. All dividends will be paid out of our funds that are legally available for such purpose.

Voting. The holders of preferred stock will have no voting rights except:

•	as required by applicable law;

•	as specifically approved by us for that particular series; or

•	as described in the prospectus supplement.

Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of any series of preferred stock will be entitled to receive, after distributions to holders of any series or class of our capital stock as may be stated in a prospectus supplement, an amount equal to the stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of such preferred stock will be insufficient to permit full payment to such holders, then the holders of the preferred stock will share ratably in any distribution of our assets in proportion to the amounts which they would otherwise receive on their preferred shares if the shares were paid in full.

The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our Amended and Restated Certificate of Incorporation and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at or before the time of sale of that preferred stock. At that time, you should read our Amended and Restated Certificate of Incorporation and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.

The preferred stock ranks senior to our common stock as to the payment of dividends and the distribution of our assets on liquidation, dissolution, and winding up.

The preferred stock, when issued, will be fully paid and nonassessable.

The following summary of our ESOP Preferred Stock, Series B Preferred Stock, and Series BB Preferred Stock is qualified in its entirety by reference to the description of these securities contained in our Amended and Restated Certificate of Incorporation.

ESOP Preferred Stock

All shares of ESOP Preferred Stock are held by the trustee under The Bank of America  401(k) Plan (the “ESOP”). The ESOP Preferred Stock ranks senior to our common stock, but ranks junior to the Series B Preferred Stock and Series BB Preferred Stock as to dividends and distributions on liquidation. Shares of the ESOP Preferred Stock are convertible into common stock at a conversion rate of 1.68 shares of common stock per share of ESOP Preferred Stock, subject to certain customary anti-dilution adjustments.

Preferential Rights. The ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe for shares of our capital stock and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

Dividends. The ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, we may not declare, pay, or set apart for payment any dividend on any other series of stock ranking equally with the ESOP Preferred Stock as to dividends unless declared and paid, or set apart for payment like dividends on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. We generally may not declare, pay, or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, or, make any other distribution on, or make payment on account of the purchase, redemption, or other retirement of, any other class or series of our capital stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.

Voting Rights. The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of common stock and votes together with the holders of common stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no special voting rights. To the extent that the holder of the shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest whole vote.

Distributions. In the event of our voluntary or involuntary dissolution, liquidation, or winding-up, the holder of the ESOP Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders, $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. Such distributions will be subject to the rights of the holders of any Preferred Stock ranking senior to or equally with the ESOP Preferred Stock as to distributions upon liquidation, dissolution, or winding-up but before any amount will be paid or distributed among the holders of common stock or any other shares ranking junior to the ESOP Preferred Stock. If, upon our voluntary or involuntary dissolution, liquidation, or winding-up, the amounts payable on ESOP Preferred Stock and any other stock ranking equally therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distribution of our assets. Any merger, consolidation, or purchase or sale of assets by us will not be deemed to be a dissolution, liquidation, or winding-up of our affairs.

Redemption. The ESOP Preferred Stock is redeemable, in whole or in part, at our option, at any time. The redemption price for the shares of the ESOP Preferred Stock, which may be paid in cash or shares of our common stock, will be $42.50 per share. The redemption price also must include all accrued and unpaid dividends to the date of redemption. If the ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem the ESOP Preferred Stock.

In addition, we are required to redeem shares of the ESOP Preferred Stock at the option of the holder of the shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest, or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP.

Series B Preferred Stock

Preferential Rights. Without the consent of holders of Series B Preferred Stock, we may issue preferred stock with superior or equal rights or preferences. The shares of the Series B Preferred Stock rank before the ESOP Preferred Stock and the common stock, but rank junior to the Series BB Preferred Stock as to dividends and upon liquidation.

Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by our board of directors, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof. Dividends are payable quarterly. We cannot declare or pay cash dividends on any shares of common stock unless full cumulative dividends on the Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of our common stock.

Distributions. In the event of our voluntary or involuntary dissolution, liquidation, or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to the Series B Preferred Stock, but before any distribution on shares of our common stock, liquidating dividends of $100 per share plus accumulated dividends.

Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, provided that (a) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to

Series B Preferred Stock; and (b) we are not then in default or in arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to the Series B Preferred Stock.

Series BB Preferred Stock

Preferential Rights. The shares of Series BB Preferred Stock rank before Series B Preferred Stock, ESOP Preferred Stock, and common stock as to dividends and upon liquidation.

Dividends. Holders of the Series BB Preferred Stock are entitled to receive, when and as declared by our board of directors, cash dividends at the rate of $2.50 per year per share. Dividends are payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on the Series BB Preferred Stock are cumulative from January 1, 1998.

Voting Rights. Holders of Series BB Preferred Stock have no voting rights except as required by law and, if any quarterly dividend payable on the Series BB Preferred Stock is in arrears, the holders of Series BB Preferred Stock will be entitled to vote together with the holders of our common stock at our next meeting of stockholders and at each subsequent meeting of stockholders until all dividends in arrears have been paid or declared and set apart for payment. In those cases where holders of Series BB Preferred Stock are entitled to vote, each holder will be entitled to cast the number of votes equal to the number of whole shares of our common stock into which his or her Series BB Preferred Stock is then convertible.

Conversion Rights. Subject to the terms and conditions stated below, the holders of shares of Series BB Preferred Stock have the right, at their option, to convert such shares at any time into fully paid and nonassessable shares of common stock at the rate of 6.17215 shares of our common stock for each share of Series BB Preferred Stock surrendered for conversion. The conversion rate is subject to adjustment from time to time.

Distributions. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of Series BB Preferred Stock will be entitled to receive out of our assets available for distribution to stockholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends up to and including the date of such distribution, and no more, before any distribution will be made to the holders of any class of our stock ranking junior to the Series BB Preferred Stock as to the distribution of assets. Any merger, consolidation, or purchase or sale of assets by us will not be deemed a liquidation, dissolution, or winding up of our affairs. Shares of Series BB Preferred Stock are not subject to a sinking fund.

Redemption. On June 23, 1999, our board of directors voted to redeem the Series BB Preferred Stock. No shares of the Series BB Preferred Stock are outstanding.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary receipts evidencing depositary shares, each of which will represent fractional shares of preferred stock, rather than full shares of such securities. We will deposit shares of preferred stock of each series represented by depositary shares under a deposit agreement between us and a United States bank or trust company selected by us (the “depository”).

The particular terms of the preferred stock offered and the extent, if any, to which the general provisions may apply to the depositary shares will be described in a prospectus supplement. The general descriptions below and in any prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the deposit agreement and the depositary receipts, the forms of which are incorporated by reference in the registration statement and the definitive forms of which will be filed with the SEC at the time of sale of the depositary shares.

Terms of the Depositary Shares

Depositary receipts issued under the deposit agreement will evidence the depositary shares. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction of a share of preferred stock represented by the applicable depositary share, to all the rights and preferences of the preferred stock being represented, including dividend, voting, redemption, conversion, and liquidation rights, all as will be set forth in the prospectus supplement relating to the depositary shares being offered.

Pending the preparation of definitive depositary receipts, the depository, upon our written order, may issue temporary depositary receipts. The temporary depositary receipts will be substantially identical to, and will have all the rights of, the definitive depositary receipts but will not be in definitive form. Definitive depositary receipts will be prepared thereafter and temporary depositary receipts will be exchanged for definitive depositary receipts at our expense.

Withdrawal of Preferred Stock

Unless the depositary shares have been called for redemption, a holder of depositary shares may surrender his or her depositary receipts at the principal office of the depository, pay any charges, and comply with any other terms as provided in the deposit agreement for the number of shares of preferred stock underlying the depositary shares. A holder of depositary shares who withdraws shares of preferred stock will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement relating to the depositary shares being offered.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depository will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions

The depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders. However, the depository will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. Any balance that is not distributed will be added to and treated as part of the next sum received by the depository for distribution to record holders.

If there is a distribution other than in cash, the depository will distribute property it receives to the record holders of depositary shares who are entitled thereto, unless the depository determines that it is not feasible to make such distribution, in which case the depository, with our approval, may sell such property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

If a series of preferred stock which relates to depositary shares is redeemed, the depositary shares will be redeemed from the proceeds received by the depository from the redemption, in whole or in part, of that series of preferred stock. The depository will mail notice of redemption at least 30 and not more than 45 days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depository’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable on such series of the preferred stock.

Whenever we redeem preferred stock held by the depository, the depository will redeem as of the same redemption date the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are redeemed, the depositary shares redeemed will be selected by lot or pro rata or by any other equitable method as the depository may decide.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holder of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property the holders of such depositary shares were entitled to receive upon such redemption upon surrender to the depository of the depositary receipts evidencing the depositary shares.

Voting the Deposited Preferred Stock

Any voting rights of holders of the depositary shares are directly dependent on the voting rights of the underlying preferred stock, which customarily have no voting rights. Upon receipt of notice of any meeting at which the holders of the preferred stock held by the depository are entitled to vote, the depository will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depository as to the exercise of the voting rights pertaining to the amount of preferred stock underlying such holder’s depositary shares. The depository will endeavor, insofar as practicable, to vote the amount of preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depository to enable the depository to do so. The depository will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depository. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the depository may terminate a deposit agreement if all the outstanding depositary shares have been redeemed or if there has been a final distribution in respect of our preferred stock in connection with our liquidation, dissolution, or winding up.

Charges of Depository

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depository arrangements. We will pay charges of the depository in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts. The depository may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes and charges with respect to the depositary receipt or preferred stock are paid by their holders.

Miscellaneous

The depository will forward to the holders of depositary shares all of our reports and communications which are delivered to the depository and which we are required to furnish to the holders of our preferred stock.

Neither we nor the depository will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. All of our obligations under the deposit agreement are limited to performance in good faith of our respective duties thereunder and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless provided with satisfactory indemnity. We, and the depository, may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depository

The depository may resign at any time by delivering to us notice of its election to do so, and we may remove the depository at any time. Any resignation or removal will take effect only upon the appointment of a successor depository and the successor depository’s acceptance of such appointment. Any successor depository must be a United States bank or trust company.

DESCRIPTION OF COMMON STOCK

The following summary of our common stock is qualified in its entirety by reference to the description of the common stock incorporated herein by reference.

General

We are authorized to issue 5,000,000,000 shares of common stock, par value $.01 per share, of which approximately 1.52 billion shares were outstanding on June 30, 2002. Our common stock trades on the New York Stock Exchange and on the Pacific Exchange under the symbol “BAC.” Our common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. As of June 30, 2002, 292.5 million shares were reserved for issuance in connection with our various employee and director benefit plans and our Dividend Reinvestment and Stock Purchase Plan and the conversion of our outstanding convertible securities and for other purposes. After taking into account the reserved shares, there were approximately 3.19 billion authorized shares of our common stock available for issuance as of June 30, 2002.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share. There are no cumulative voting rights. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters, including the election of directors. However, (a) amendments to our Amended and Restated Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class, and (b) a merger or dissolution or the sale of all or substantially all of our assets, must be approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting shares.

In the event of our liquidation, holders of common stock will be entitled to receive pro rata any assets legally available for distribution to stockholders, subject to any prior rights of any preferred stock then outstanding.

Our common stock does not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights. All the outstanding shares of our common stock are, and upon proper conversion of any preferred stock, all of the shares of our common stock into which such shares are converted will be, validly issued, fully paid, and nonassessable.

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Dividends

Subject to the preferential rights of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as our board of directors may declare out of funds legally available for such payments. Stock dividends, if any are declared, may be paid from our authorized but unissued shares.

REGISTRATION AND SETTLEMENT

Each debt security, warrant, unit, share of preferred stock, and depositary share in registered form will be represented either:

•	by one or more global securities representing the entire issuance of securities, or

•	by a certificate issued in definitive form to a particular investor.

Book-Entry Owners

Unless otherwise specified in a prospectus supplement, we will issue each security in book-entry only form. This means that we will not issue actual notes or certificates, but instead, will issue global notes or certificates in registered form. Each global security will be registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in that depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on their own behalf or on behalf of their customers.

If a security is registered on the books that we or the trustee, warrant agent, unit agent, depository, or other agent maintain in the name of a particular investor, we refer to that investor as the “holder” of that security. These persons are the legal holders of the securities. Consequently, for securities issued in global form, we will recognize only the depository as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depository. The depository passes along the payments it receives from us to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities issued in book-entry form directly. Instead, they will own beneficial interests in a global security through a bank, broker, or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant in the depository’s book-entry system. As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities and the depository will have no knowledge of the actual beneficial owners of the securities.

Certificates in Registered Form

In the future we may cancel a global security or issue securities initially in non-global form. We do not expect to exchange global securities for actual notes or certificates registered in the names of the beneficial owners of the global securities representing the securities unless:

•	the depository, such as The Depository Trust Company, New York, New York, which is known as “DTC,” notifies us that it is unwilling or unable to continue as depository for the global securities or we become aware that the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in any such case we fail to appoint a successor to the depository within 60 calendar days;

•	we, in our sole discretion, determine that the global securities shall be exchangeable for certificated securities; or

•	an event of default has occurred and is continuing with respect to the securities under the applicable Indenture or agreement.

Street Name Owners

When actual notes or certificates registered in the names of the beneficial owners are issued, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker, or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution. For securities held in street name, we will recognize only the intermediary banks, brokers, and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any Indenture and the obligations, if any, of any warrant agents, unit agents, depository and any other third parties employed by us, the trustee, or any of those agents, run only to the holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name, or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form. For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect owners, but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose, such as to amend the Indenture for a series of debt securities or the warrant agreement for a series of warrants or the unit agreement for a series of units or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an Indenture, we would seek the approval only from the holders, and not the indirect owners, of the relevant securities. Whether and how the holders contact the indirect owners is up to the holders. When we refer to “you” in this prospectus, we mean those who invest in the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker, or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether you can provide contact information to the registrar to receive copies of notices directly;

•	whether it imposes fees or charges;

•	whether and how you can instruct it to exercise any rights to purchase or sell warrant property under a warrant or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted at any time;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Depositories for Global Securities

Each security issued in book-entry form and represented by a global security will be deposited with, and registered in the name of, one or more financial institutions or clearing systems, or their nominees, which we will select. These financial institutions or clearing systems that we select for any security are called “depositories.” Each series of securities will have one or more of the following as the depositories:

•	DTC;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream, Luxembourg”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositories named above may also be participants in one another’s systems. Thus, for example, if DTC is the depository for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, Luxembourg as DTC participants. The depository or depositories for your securities will be named in your prospectus supplement. If no depository is named, the depository will be DTC.

The Depository Trust Company

The following is based on information furnished to us by DTC:

DTC will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global security will be issued for each issue of the securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over two million issues of United States and non-United States equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that its participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants. This eliminates the need for physical movement of securities certificates. Direct participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, also subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The beneficial interest of each actual purchaser of each security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the regular record date (identified in a listing attached to the omnibus proxy).

We will pay principal and any premium or interest payments on the securities in immediately available funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

We will send any redemption notices to DTC. If less than all of the securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as depository for the securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its  accuracy.

Clearstream, Luxembourg and Euroclear

Each series of securities represented by a global security sold or traded outside the United States may be held through Clearstream, Luxembourg or Euroclear, which provide clearing, settlement, depository, and related services for internationally traded securities. Both Clearstream, Luxembourg and Euroclear provide a clearing and settlement organization for cross-border bonds, equities, and investment funds. Clearstream, Luxembourg is incorporated under the laws of Luxembourg. Euroclear is incorporated under the laws of Belgium.

Considerations Relating to Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe that clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment. Euroclear and Clearstream, Luxembourg may be depositories for a global security. In addition, if DTC is the depository for a global security, Euroclear and Clearstream, Luxembourg may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, Luxembourg as depository, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream, Luxembourg. If Euroclear or Clearstream, Luxembourg is the depository for a global security and there is no depository in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg on one hand, and participants in DTC, on the other hand, when DTC is the depository, also would be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream, Luxembourg

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, United States investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the United States and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depository and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, Luxembourg if DTC is the depository), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depository that holds the global security. If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe above;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depository’s policies will govern payments, deliveries, transfers, exchanges, notices, and other matters relating to an investor’s interest in a global security, and those policies may change from time to time;

•	We, the trustee, and any warrant agents and unit agents will have no responsibility for any aspect of the depository’s policies, actions, or records of ownership interests in a global security;

•	We, the trustee, and any warrant agents and unit agents do not supervise the depository in any way;

•	The depository will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depository’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, also may have their own policies affecting payments, deliveries, transfers, exchanges, notices, and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, Luxembourg, when DTC is the depository, Euroclear or Clearstream, Luxembourg, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Registration, Transfer, and Payment of Certificated Notes

If we ever issue securities in certificated form, those securities may be presented for registration, transfer, and payment at the office of the registrar or at the office of any transfer agent  designated and maintained by us. The registrar or transfer agent will make the transfer or  registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any securities at any time.

We will not be required to:

•	issue, exchange, or register the transfer of any security to be redeemed for a period of 15 days before the selection of the securities to be redeemed; or

•	exchange or register the transfer of any note that was selected, called, or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

We will pay principal and any premium and interest on any certificated securities at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a security on any interest payment date to the person in whose name the security is registered at the close of business on the regular record date for that payment.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The underwriters, dealers, or agents may be Banc of America Securities LLC or any of our other affiliates.

Each prospectus supplement relating to an offering of securities will state the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the public offering or purchase price of the offered securities and the net proceeds we will receive from the sale;

•	any underwriting discounts and commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents; and

•	any securities exchange on which the offered securities may be listed.

Distribution Through Underwriters

We may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in a prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless certain conditions are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions, or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Distribution Through Dealers

We may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell such offered securities to the public at fixed or varying prices to be determined by such dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in a prospectus supplement.

Distribution Through Agents

We may offer and sell securities on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale and describe any commissions payable by us in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis during the appointment period.

Direct Sales

We may sell directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters, as defined in the Securities Act of 1933, for any resale of the securities. We will describe the terms of any such sales in a prospectus supplement.

General Information

Underwriters, dealers or agents participating in an offering of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

Ordinarily, each series of offered securities will be a new issue of securities and will have no established trading market.

To facilitate offering the securities in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the offered securities or any other securities. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the offered securities for the underwriters’ own account.

•	An underwriter may place a stablizing bid to purchase an offered security for the purpose of pegging, fixing, or maintaining the price of that security.

•	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the offered securities by bidding for, and purchasing, the offered securities or any other securities in the open market in order to reduce a short position created in connection with the offering.

•	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements entered into with us, underwriters and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution for payments the underwriters or agents may be required to make.

One of our subsidiaries, Banc of America Securities LLC, is a broker-dealer and a member of the National Association of Securities Dealers, Inc. Each initial offering and any remarketing of securities involving any of our broker-dealer subsidiaries, including Banc of America Securities LLC, will be conducted in compliance with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate. Following the initial distribution of securities, our affiliates, including Banc of America Securities LLC, may buy and sell the securities in market-making transactions as part of their business as a broker-dealer. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale. Securities may be sold in connection with a remarketing after their purchase by one or more firms including our affiliates, acting as principal for their accounts or as our agent.

The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc. or independent broker dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being registered.

This prospectus and related prospectus supplements may be used by one or more of our affiliates in connection with offers and sales related to market-making transactions in the securities, including block positioning and block trades, to the extent permitted by applicable law. Any of our affiliates may act as principal or agent in such transactions. None of Banc of America Securities LLC or any other member of the National Association of Securities Dealers, Inc. participating in the distribution of the securities will execute a transaction in the securities in a discretionary account without specific prior written approval of that customer.

The aggregate initial offering price specified on the cover of this prospectus relates to the initial offering of the securities not yet issued as of the date of this prospectus. This amount does not include the securities to be sold in market-making transactions. Securities sold in market-making transactions include securities issued after the date of this prospectus as well as securities previously issued.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or our agent inform you in your confirmation of sale that the security is being purchased in its original offering and sale, you may assume that you are purchasing the security in a market-making transaction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You also may inspect our filings over the Internet at the SEC’s home page at http://www.sec.gov. You also can inspect reports and other information we file at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to incorporate by reference the information we file with it, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this incorporated information and certain information in this prospectus.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the year ended December 31, 2001;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002;

•	our current reports on Form 8-K dated January 22, 2002, January 31, 2002, January 31, 2002, February 11, 2002, April 15, 2002, April 23, 2002, July 15, 2002, August 9, 2002, August 14, 2002 and August 14, 2002 (in each case, with the exception of any information filed pursuant to Item 9 of Form 8-K which is not incorporated herein by reference); and

•	the description of our common stock which is contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as modified on our current report on Form 8-K dated September 25, 1998.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (except any information filed pursuant to Item 9 of  Form 8-K):

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

•	definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders’ meetings; and

•	any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position, and results of operations may have changed since that date.

You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Bank of America Corporation

Corporate Treasury Division

NC1-007-23-01

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5972

FORWARD-LOOKING STATEMENTS

This prospectus and all accompanying prospectus supplements contain or incorporate statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to,” or other similar words. Our actual results, performance, or achievements could differ materially from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including, but not limited to, certain risks described in the prospectus supplement. When considering those forward-looking statements, you should keep in mind these risks, uncertainties, and other cautionary statements made in this prospectus and the prospectus supplement. You should not place undue reliance on any forward-looking statement which speaks only as of the date made.

Information regarding important factors that could cause actual results, performance, or achievements to differ, perhaps materially, from those in our forward-looking statements is contained under the caption “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference. See “Where You Can Find More Information” above for information about how to obtain a copy of our annual report.

LEGAL OPINIONS

The legality of the securities will be passed upon for us by Helms Mulliss & Wicker, PLLC, Charlotte, North Carolina, and for the underwriters or agents by Stroock & Stroock & Lavan LLP, New York, New York. As of the date of this prospectus, certain members of Helms Mulliss & Wicker, PLLC, beneficially owned less than one-tenth of 1% of our outstanding shares of common stock.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2001 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

You should rely only on the information incorporated by reference or provided in this global prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with different information. We are not offering the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this global prospectus supplement and the attached prospectus is accurate as of any date other than the date on the front of this document.

Our affiliates, including Banc of America Securities Limited, will deliver this global prospectus supplement and the attached prospectus for offers and sales in the secondary market.

€1,250,000,000

4 5/8% Senior Notes,

due 2014

GLOBAL PROSPECTUS SUPPLEMENT

Sole Book-Runner

Banc of America Securities Limited

Banca IMI

Banca Nazionale del Lavoro

Banco Bilbao Vizcaya Argentaria, S.A.

BNP PARIBAS

HVB Corporates & Markets

ING Financial Markets

Nordea

Santander Central Hispano

The Royal Bank of Scotland

February 11, 2004